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As filed with the Securities and Exchange Commission on July 31, 2015.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BOOT BARN HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	5600 (Primary Standard Industrial Classification Code Number)	90-0776290 (I.R.S. Employer Identification Number)

15776 Laguna Canyon Road
Irvine, California 92618
(949) 453-4400
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

James G. Conroy
President and Chief Executive Officer
Boot Barn Holdings, Inc.
15776 Laguna Canyon Road
Irvine, California 92618
(949) 453-4400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Howard A. Kenny Morgan, Lewis & Bockius LLP 101 Park Avenue New York, New York 10178 (212) 309-6000	Johnny G. Skumpija Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 (212) 474-1000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee(1)(2)

Common Stock, par value $0.0001	6,325,000	$30.99	$196,011,750	$22,776.57

(1)   Includes the 825,000 additional shares of common stock that the underwriters have the option to purchase from the selling stockholders.

(2)   Estimated pursuant to Rule 457(c) under the Securities Act of 1933 (based on the average high and low prices of the registrant's common stock on the New York Stock Exchange on July 27, 2015) solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion, dated July 31, 2015

The information in this preliminary prospectus is not complete and may be changed. These shares may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these shares and the selling stockholders are not soliciting offers to buy these shares in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

5,500,000 shares

Common stock

This is a public offering of common stock of Boot Barn Holdings, Inc. The selling stockholders named in this prospectus, who are certain of our directors, officers and other affiliates, are selling 5,500,000 shares of our common stock, and we will not receive any proceeds from the sale of the shares by the selling stockholders.

Our common stock is listed on the New York Stock Exchange under the symbol "BOOT." On July 29, 2015, the last reported sale price of our common stock on the New York Stock Exchange was $31.55 per share.

The selling stockholders have granted the underwriters an option to purchase up to 825,000 additional shares of our common stock at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus. We will not receive any proceeds from the exercise of the underwriters' option to purchase additional shares.

We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, and therefore have elected to comply with certain reduced public company reporting requirements. See "Prospectus summary—Implications of being an emerging growth company."

Investing in our common stock involves risks. See "Risk factors" beginning on page 14 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

	Per share	Total

Public offering price	$	$
Underwriting discount*	$	$
Proceeds to the selling stockholders, before expenses	$	$

*      We refer you to "Underwriting" beginning on page 54 of this prospectus for additional information regarding underwriting compensation.

The underwriters expect to deliver the shares to purchasers on or about                           , 2015 through the book entry facilities of The Depository Trust Company.

J.P. Morgan	Piper Jaffray	Jefferies

Prospectus dated                           , 2015

You should rely only on the information contained or incorporated by reference in this prospectus or contained in any free writing prospectus filed with the Securities and Exchange Commission (which we refer to as the "SEC"). Neither we nor the underwriters have authorized anyone to provide you with additional information or information different from that contained or incorporated by reference in this prospectus or in any free writing prospectus filed with the SEC. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give to you. The selling stockholders are offering to sell, and seeking offers to buy, our common stock only in jurisdictions where offers and sales are permitted. The information contained or incorporated by reference in this prospectus is accurate only as of the date of this prospectus or as of the date of the document incorporated by reference, as applicable, regardless of the time of delivery of this prospectus or any free writing prospectus, or of any sale of our common stock.

For investors outside of the U.S.: neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the U.S. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus outside of the U.S.

i

Basis of presentation

We operate on a fiscal calendar that results in a 52- or 53-week fiscal year ending on the last Saturday of March, unless April 1 is a Saturday, in which case the fiscal year ends April 1. For ease of reference, we identify our fiscal year in this prospectus by reference to the calendar year in which the fiscal year ends. This prospectus contains references to fiscal 2013, fiscal 2014 and fiscal 2015, which represent our fiscal years ended March 30, 2013, March 29, 2014 and March 28, 2015, respectively, all of which were 52-week periods. In a 52-week fiscal year, each quarter includes 13 weeks of operations; in a 53-week fiscal year, the first, second and third quarters each include 13 weeks of operations and the fourth quarter includes 14 weeks of operations. Each quarter ends on the last Saturday of the 13-week period (or the 14-week period in a 53-week fiscal year).

As used in this prospectus "GAAP" means U.S. generally accepted accounting principles.

Amounts presented in this prospectus in millions are approximations of the actual amounts in that they have been rounded to the nearest one decimal place.

Unless the context requires otherwise, references in this prospectus to "Boot Barn," the "Company," "we," "us" and "our" refer to Boot Barn Holdings, Inc. and its consolidated subsidiaries. Except as the context otherwise requires, all information included in this prospectus is presented after giving effect to the June 2014 transaction, which we refer to as the "Reorganization," that is described in the section entitled "Business—Recent Acquisitions and Corporate Transactions—Reorganization" of our Annual Report on Form 10-K for the fiscal year ended March 28, 2015, as filed with the SEC on May 29, 2015 and incorporated by reference herein (which we refer to as our "Form 10-K").

References in this prospectus to "RCC" refer to RCC Western Stores, Inc., which we acquired in August 2012, references in this prospectus to "Baskins" refer to Baskins Acquisition Holdings, LLC, which we acquired in May 2013, and references in this prospectus to "Sheplers" refer to Sheplers Holding Corporation, which we acquired in June 2015.

We completed the acquisition of Sheplers, which we refer to as the "Sheplers Acquisition," on June 29, 2015, after the completion of the first quarter of our fiscal year 2016. See "Prospectus Summary—Recent Developments" for a description of Sheplers and the Sheplers Acquisition. We are in the process of integrating Sheplers' business with ours. Except as indicated or the context otherwise requires, information included in this prospectus is presented without giving effect to the integration of Sheplers.

Trademarks and trade names

This prospectus includes our trademarks and trade names, such as "Boot Barn" and the names of our private brands, which are protected under applicable intellectual property laws and are our property. This prospectus also contains trademarks, trade names and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of any applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties' trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

Industry and market data

Unless otherwise indicated, statements contained or incorporated by reference in this prospectus concerning our industry and the markets in which we operate, including our general expectations and competitive position, business opportunity and market size, growth and share, are based on information from independent industry organizations and other third-party sources (including industry publications, surveys and forecasts), data from our internal research and management estimates. Management estimates are derived from publicly available information and the information and data referred to above, and are based on assumptions and calculations made by us based upon our interpretation of such information and data, and on our knowledge of our industry and the categories in which we operate, which we believe to be reasonable. Furthermore, the information and data referred to above are imprecise and may prove to be inaccurate because the information cannot always be verified with complete certainty due to the limitations on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. However, we are responsible for all of the disclosure in this prospectus and believe it to be reasonable. Projections, assumptions, expectations, beliefs and estimates regarding our industry and the categories in which we operate and our future performance are also necessarily subject to risk and change based on various factors, including those discussed in the sections entitled "Risk factors" of this prospectus and our Form 10-K.

Statements contained or incorporated by reference in this prospectus regarding our competitive position, business opportunity and market size, growth and share in the U.S. are based on data that may not account for certain retailers. However, we believe that this data is a reasonable approximation of all relevant retailers, and we have no reason to believe that the inclusion of additional retailers in the data collection process would materially change the conclusions that we have drawn from this data. In addition, statements contained or incorporated by reference in this prospectus regarding the characteristics and preferences of our customers are based on internal analyses of our customers that have not been independently verified. A broader sampling of our customers and different methodologies, among other variables, could lead to different results; however, we know of no better methodology for estimation, nor do we have any reason to believe that our consideration of additional or different survey data would materially change the conclusions that we have drawn from these surveys.

Same store sales

We use the term "same store sales" to refer to net sales from stores that have been open at least 13 full fiscal months as of the end of the current reporting period, although we include or exclude stores from our calculation of same store sales in accordance with the following additional criteria:

•
stores that are closed for five or fewer days in any fiscal month are included in same store sales;

•
stores that are closed temporarily, but for more than five days in any fiscal month, are excluded from same store sales beginning in the fiscal month in which the temporary closure begins until the first full month of operation once the store re-opens;

•
stores that are closed temporarily and relocated within their respective trade areas are included in same store sales;

•
stores that are permanently closed are excluded from same store sales beginning in the month preceding closure; and

•
acquired stores are added to same store sales beginning on the later of (a) the first day of the first fiscal month following its applicable acquisition date and (b) the first day of the first fiscal month after the store has been open for at least 13 full fiscal months regardless of whether the store has been operated under our management or predecessor management.

If the criteria described above are met, then all net sales of an acquired store, excluding those net sales before our acquisition of that store, are included for the period presented. However, when an acquired store is included for the period presented, the net sales of such acquired store for periods before its acquisition are included (to the extent relevant) for purposes of calculating "same stores sales growth" and illustrating the comparison between the applicable periods. Pre-acquisition net sales numbers are derived from the books and records of the acquired company, as prepared prior to the acquisition, and have not been independently verified by us.

In addition to retail store sales, same store sales also includes e-commerce sales, e-commerce shipping and handling revenue and actual retail store or e-commerce sales returns. We exclude gift card escheatment, provision for sales returns and future loyalty award redemptions from sales in our calculation of net sales per store.

Measuring the change in year-over-year same store sales allows us to evaluate how our store base is performing. Numerous factors affect our same store sales, including:

•
national and regional economic trends;
•
our ability to identify and respond effectively to regional consumer preferences;
•
changes in our product mix;
•
changes in pricing;
•
competition;
•
changes in the timing of promotional and advertising efforts;
•
holidays or seasonal periods; and
•
weather.

We use the term "same store sales growth" to refer to the percentage change in our same store sales as compared to the prior comparable period.

Opening new stores is an important part of our growth strategy and we anticipate that a significant percentage of our net sales in the near future will come from stores not included in our same store sales calculation. Accordingly, same store sales are only one measure we use to assess the success of our business and growth strategy. Some of our competitors and other retailers may calculate "same" or "comparable" store sales differently than we do. As a result, data contained or incorporated by reference in this prospectus regarding our same store sales may not be comparable to similar data made available by other retailers.

Non-GAAP financial measures

EBITDA and Adjusted EBITDA are financial measures that are not calculated in accordance with GAAP. We define EBITDA as net income (loss) adjusted to exclude income tax expense (benefit), net interest expense and depreciation and intangible asset amortization. We define Adjusted EBITDA as EBITDA adjusted to exclude non-cash stock-based compensation, the non-cash accrual for future award redemptions, acquisition expenses, acquisition-related integration and reorganization costs, amortization of inventory fair value adjustment, loss on disposal of assets, secondary offering costs and other unusual or non-recurring expenses. In this prospectus, we present these non-GAAP measures together with a reconciliation of

EBITDA and Adjusted EBITDA to our net income, the most directly comparable financial measure calculated and presented in accordance with GAAP. See "Prospectus summary—Summary consolidated financial and other data."

We include EBITDA and Adjusted EBITDA in this prospectus because they are important financial measures that our management, board of directors and lenders use to assess our operating performance. We use EBITDA and Adjusted EBITDA as key performance measures because we believe that they facilitate operating performance comparisons from period to period by excluding potential differences primarily caused by the impact of variations from period to period in tax positions, interest expense and depreciation and amortization, as well as, in the case of Adjusted EBITDA, excluding non-cash expenses, such as non-cash stock-based compensation and the non-cash accrual for future award redemptions, and unusual or non-recurring costs and expenses that are not directly related to our operations, including acquisition expenses, acquisition-related integration and reorganization costs, amortization of inventory fair value adjustment, loss on disposal of assets, secondary offering costs and other unusual or non-recurring expenses. Because EBITDA and Adjusted EBITDA facilitate internal comparisons of our historical operating performance on a more consistent basis, we also use EBITDA and Adjusted EBITDA (or some variations thereof) for business planning purposes, in calculating covenant compliance for our credit facilities, in determining incentive compensation for members of our management and in evaluating acquisition opportunities. In addition, we believe that EBITDA and Adjusted EBITDA and similar measures are widely used by investors, securities analysts, ratings agencies and other parties in evaluating companies in our industry as a measure of financial performance and debt-service capabilities.

Our use of EBITDA and Adjusted EBITDA has limitations as an analytical tool. Some of these limitations are:

•
neither EBITDA nor Adjusted EBITDA reflects income tax expense or the cash requirements to pay our taxes;

•
neither EBITDA nor Adjusted EBITDA reflects our cash expenditures for capital equipment, leasehold improvements or other contractual commitments;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and neither EBITDA nor Adjusted EBITDA reflects capital expenditure requirements for such replacements;

•
neither EBITDA nor Adjusted EBITDA reflects the interest expense or the cash requirements necessary to service interest or principal payments under our credit facilities; and

•
neither EBITDA nor Adjusted EBITDA reflects changes in, or cash requirements for, our working capital needs.

EBITDA and Adjusted EBITDA should not be considered in isolation or as alternatives to net income or any other measure of financial performance calculated and presented in accordance with GAAP. Given that EBITDA and Adjusted EBITDA are measures not deemed to be in accordance with GAAP and are susceptible to varying calculations, our EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, including companies in our industry, because other companies may calculate EBITDA and Adjusted EBITDA in a different manner than we calculate these measures.

In evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we may or may not incur expenses similar to some of the adjustments in this presentation. Our presentation of EBITDA and Adjusted EBITDA does not imply that our future results will be unaffected by these expenses or any unusual or non-recurring items. When evaluating our performance, you should consider EBITDA and Adjusted EBITDA alongside other financial performance measures, including our net income and other GAAP results, and not rely on any single financial measure.

v

Prospectus summary

This summary highlights information contained elsewhere in this prospectus or incorporated by reference into this prospectus from our Form 10-K and our other filings with the SEC listed in the section entitled "Incorporation of documents by reference" of this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this prospectus and the documents incorporated by reference herein, including the sections entitled "Risk factors" of this prospectus and our Form 10-K and our consolidated financial statements and related notes included in our Form 10-K and incorporated by reference herein.

Our company

We are the largest and fastest-growing lifestyle retail chain devoted to western and work-related footwear, apparel and accessories in the U.S. With 176 stores in 28 states as of June 27, 2015, we have over twice as many stores as our nearest direct competitor that sells primarily western and work wear, and believe we have the potential to grow our store base to at least 500 domestic locations. Our stores, which are typically freestanding or located in strip centers, average 10,731 square feet and feature a comprehensive assortment of approximately 200 brands and more than 1,500 styles on average, coupled with attentive, knowledgeable store associates. We target a broad and growing demographic, ranging from passionate western and country enthusiasts to workers seeking dependable, high-quality footwear and clothing. We strive to offer an authentic, one-stop shopping experience that fulfills the everyday lifestyle needs of our customers and, as a result, many of our customers make purchases in both the western and work wear sections of our stores. Our store environment, product offering and marketing materials represent the aesthetics of the true American West, country music and rugged, outdoor work. These threads are woven together in our motto, "Be True," which communicates the genuine and enduring spirit of the Boot Barn brand.

Our product offering is anchored by an extensive selection of western and work boots and is complemented by a wide assortment of coordinating apparel and accessories. Many of the items that we offer are basics or necessities for our customers' daily lives and typically represent enduring styles that are not impacted by changing fashion trends. Accordingly, approximately 70% of our inventory is kept in stock through automated replenishment programs. The majority of our merchandise is sold at full price and is not subject to typical inventory markdowns. Our boot selection, which comprises approximately one-third of each store's selling square footage space, is merchandised on self-service fixtures with western boots arranged by size and work boots arranged by brand. This allows us to display the full breadth of our inventory and deliver a convenient shopping experience. We also carry market-leading assortments of denim, western shirts, cowboy hats, belts and belt buckles, western-style jewelry and accessories. Our western assortment includes many of the industry's most sought-after brands, such as Ariat, Dan Post, Justin, Levi Strauss, Lucchese, Miss Me, Montana Silversmiths, Resistol and Wrangler. Our work assortment includes rugged footwear, outerwear, overalls, denim and shirts for the most physically demanding jobs where durability, performance and protection matter, including safety-toe boots and flame-resistant and high-visibility clothing. Among the top work brands sold in our stores are Carhartt, Dickies, Timberland Pro and Wolverine. Our merchandise is also available on our e-commerce website, www.bootbarn.com.

Boot Barn was founded in 1978 and, over the past 37 years, has grown both organically and through successful strategic acquisitions of competing chains. We have rebranded and remerchandised the acquired chains under the Boot Barn banner, resulting in sales and profit increases over their original concepts. We are currently in the process of rebranding stores acquired in the Sheplers Acquisition. We believe that our business model and scale provide us with competitive advantages that have contributed to our consistent and strong financial performance, generating sufficient cash flow to support national growth, as evidenced by:

•
22 consecutive quarters of positive same store sales growth, through March 28, 2015, averaging 10.8% per quarter (see the diagram below) and same store sales growth of 7.3% in fiscal 2015;

•
store base expansion to 176 stores as of June 27, 2015, with 30 new stores resulting from organic growth and 60 new stores resulting from strategic acquisitions since March 31, 2012;

•
net sales of $402.7 million in fiscal 2015, an increase of $169.5 million since fiscal 2013, representing a compound annual growth rate, or CAGR, of 31.4%; and

•
Adjusted EBITDA of $48.2 million in fiscal 2015, an increase of $19.3 million since fiscal 2013, representing a 29.1% CAGR (see "—Summary consolidated financial and other data" for a discussion and reconciliation of Adjusted EBITDA to net income).

Quarterly same store sales growth
22 consecutive quarters of growth

For a description of the manner in which we calculate same store sales, see "Same store sales" at the beginning of this prospectus.

Our competitive strengths

We believe the following strengths differentiate us from our competitors and provide a solid foundation for future growth:

Powerful lifestyle brand.    The Boot Barn brand is built on western lifestyle values that are core to American culture. Our deep understanding of this lifestyle enables us to create long-lasting relationships with our customers who embody these ideals. Our brand is highly visible through our sponsorship of rodeos, stock shows, concerts and country music artists. We sponsor local community rodeos, national rodeos and other country and western events. We sell our products through pop-up shops at several of the largest events that we sponsor. We believe these grassroots marketing efforts make our brand synonymous with the western lifestyle, validate our brand's authenticity and establish Boot Barn as the trusted specialty retailer for all of our customers' everyday needs.

Fast-growing specialty retailer of western and work wear in the U.S.    Our broad geographic footprint, which currently spans 28 states and provides us with significant economies of scale, enhanced supplier relationships, the ability to recruit and retain high quality store associates and the ability to reinvest in our business at levels that we believe exceed those of our competition.

Attractive, loyal customer base.    Our customers come to us for many aspects of their everyday footwear and clothing needs because of the breadth and availability of our product offering. In fiscal 2011, we implemented our customer loyalty program, B Rewarded, to enhance our connection and relationship with our customers. Our loyalty program has grown rapidly since its inception and includes approximately 2.8 million members who have purchased merchandise from us. A vast majority of our sales are made to these customers. We leverage this database, which provides useful information about our customers, to enhance our marketing activities across our channels, refine our merchandising and planning efforts and assist in our selection of sites for new stores.

Differentiated shopping experience.    We deliver a one-stop shopping experience that engages our customers and, we believe, fulfills their lifestyle needs. Our stores are designed to create an inviting and engaging experience and include prominent storefront signage, a simple and easy-to-shop layout and a large and conveniently arranged self-service selection of boots. We offer significant inventory breadth and depth across a range of boots, apparel and accessories. We believe that our strong, long-lasting supplier relationships enhance our ability to provide a compelling merchandise assortment with a strong in-stock position both in-store and online. Our knowledgeable store associates are passionate about our merchandise and deliver a high level of service to our customers. These elements help promote customer loyalty and drive repeat visits.

Compelling merchandise assortment and strategy.    We believe we offer a diverse merchandise assortment that features the most sought-after western and work wear brands, well-regarded niche brands and exclusive private brands across a range of boots, apparel and accessories. We have a core assortment of styles that serves as a foundation for our merchandising strategy and we augment and tailor that assortment by region to cater to local preferences. In fiscal 2015, the vast majority of our merchandise sales were at full price, which, we believe, demonstrates the strength of our brand and the less discretionary nature of our product offering.

Portfolio of exclusive private brands.    We have leveraged our scale, merchandising experience and customer knowledge to launch a portfolio of private brands exclusive to us, including Shyanne, Cody James, Moonshine Spirit by Brad Paisley, American Worker, El Dorado and BB Ranch. Our private brands offer high-quality western and work boots as well as apparel and accessories for men, ladies and kids. Each of our private brands, which address product and price segments that we believe are underserved by third-party brands, offers exclusive products to our customers and achieves better merchandise margins. Customer receptivity and demand for our private brands has been strong, demonstrated by the private brands' increasing penetration and significant sales momentum across our store base and online.

Versatile store model with compelling unit economics.    We have successfully opened and currently operate stores that generate strong cash flow, consistent store-level financial results and an attractive return on investment across a variety of geographies, markets, store sizes and location types. We successfully operate stores in markets characterized as agribusiness centers, ranch regions, oil and gas markets, as well as in various geographies in the U.S., such as California, the Southwest, the Midwest and the South. Our stores are successful in small, rural towns as well as major metropolitan areas, such as Houston, Los Angeles, Nashville and Phoenix.

Our new store model requires an average net cash investment of approximately $0.8 million and targets an average payback period of less than three years. We use the term "net cash investment" to refer to the cost of a store's initial inventory (net of accounts payable), pre-opening costs and capital investment (net of tenant improvement allowances). Our lean operating structure, coupled with our strong supplier relationships, has allowed us to grow with minimal supply chain investments as most of our products ship directly from our suppliers to our stores. We believe that our proven retail model and attractive unit economics support our ability to grow our store footprint in both new and existing markets across the U.S.

Highly experienced management team and passionate organization.    Our senior management team has extensive experience across all key retail disciplines. With an average of approximately 25 years of experience in their respective functional areas, our senior management team has been instrumental in developing a robust and scalable infrastructure to support our growth. In addition to playing an important role in developing our long-term growth initiatives, our senior management team embraces the genuine and enduring qualities of the western lifestyle and has created a positive culture of enthusiasm and entrepreneurial spirit which is shared by team members throughout our entire organization. Our strong company culture is exemplified by the long tenure of our employees at all levels. For example, our district and regional managers have an average of eight years of service with us and our store managers have an average of more than five years of service with us, including the companies acquired by us.

Our growth strategies

We are pursuing several strategies to continue our profitable growth, including:

Expanding our store base.    Driven by our compelling store economics, we believe that there is a significant opportunity to expand our store base in the U.S. Based on an extensive internal analysis, we believe that we have the potential to grow our domestic store base from 176 stores as of June 27, 2015 to at least 500 domestic locations. We currently plan to target new store openings in both existing markets and new, adjacent and underserved markets that we believe will be receptive to our concept. Over the past several years, we have made significant investments in personnel, information technology, warehouse infrastructure and an e-commerce platform to support the expansion of our operations.

Driving same store sales growth.    We have delivered 22 consecutive quarters of positive same store sales growth and averaged same store sales growth of 6.6% during the last 13 full fiscal years. We believe that we can continue to grow our same store sales by increasing our brand awareness, driving additional traffic to our stores and increasing the amount of merchandise purchased by customers while visiting our stores. Our management team has launched several initiatives to accelerate growth, enhance our store associates' selling skills, drive store-level productivity and increase customer engagement through our loyalty program.

Enhancing brand awareness.    We intend to enhance our brand awareness and customer loyalty in a number of ways, such as continuing to grow our store base and our online and social media initiatives. We use broadcast media such as radio, television and outdoor advertisements to reach customers in new and existing markets. We also maintain our strong market position through our grassroots marketing efforts, including sponsorship of rodeos, stock shows and other western industry events as well as our association with country music and partnerships with Brad Paisley as well as up-and-coming country musicians. We have an effective social media strategy with high customer engagement, as evidenced by our Facebook fan base, which is approximately 2.3 million fans.

Growing our e-commerce business.    Our growing national footprint, expansive Facebook following and broader marketing efforts drive traffic to our e-commerce website. We continue to make investments aimed at increasing traffic to our e-commerce website, which reached over 8.3 million visits in fiscal 2015, and increasing the amount of merchandise purchased by customers who visit our website, while improving the shopping experience for our customers. We recently added an e-commerce portal to each of our store locations, offering our in-store customers an "endless aisle" with additional styles, colors and sizes not carried in stores or not currently in stock. In addition, as a result of the Sheplers Acquisition, we believe our e-commerce sales as a percentage of total net sales will increase.

Leveraging our economies of scale.    We believe that we have a variety of opportunities to increase the profitability of our business over time. Our ability to leverage our infrastructure and drive store-level productivity due to economies of scale is expected to be a primary driver of our improvement in profitability. We intend to continually refine our merchandise mix and increase the penetration of our private brands to help differentiate us from our competitors and achieve higher merchandise margins. We also expect to capitalize on additional economies of scale in purchasing and sourcing as we grow our geographic footprint and online presence.

Our market opportunity

We participate in the large, growing and highly fragmented western and work wear markets of the broader apparel and footwear industry. We offer a variety of boots, apparel and accessories that are basics or necessities for our customers' daily lives. Many of our customers are employed in the agriculture, oil and gas, manufacturing and construction industries, and are often country and western enthusiasts. We believe that growth in the western wear market has been and will continue to be driven by the growth of western events, such as rodeos, the popularity of country music and the continued strength and endurance of the western lifestyle. We believe that growth in the work wear market has been and will continue to be driven by increasing activity in the construction sector and the return of domestic manufacturing. Additionally, government regulations for workplace safety have driven and, we believe, will continue to drive, sales in specific categories, such as safety-toe boots and flame-resistant and high-visibility clothing for various industrial and outdoor occupations.

Recent developments

On June 29, 2015, we completed our acquisition of Sheplers, a 116-year old western lifestyle company with 25 retail locations across the United States and what we believe to be an industry-leading e-commerce business, for a purchase price of $147.0 million (which included our assumption of certain indebtedness). We financed the Sheplers Acquisition and refinanced approximately $172.0 million of our and Sheplers' existing indebtedness with an initial borrowing of $57.0 million under a new $125.0 million syndicated senior secured asset-based revolving credit facility for which Wells Fargo Bank, National Association, is the administrative agent (which we refer to as the "New ABL Credit Facility"), and a $200.0 million syndicated senior secured term loan for which GCI Capital Markets LLC is the administrative agent (which we refer to as the "New Term Loan" and, together with the New ABL Credit Facility, as the "New Credit Facilities").

Sheplers was founded in 1899 with its first storefront in Wichita, Kansas under the name J.W. Gibson Harness Shop, which was later purchased by Harry L. Shepler and subsequently renamed Sheplers. The business developed into a major direct-to-customer catalog business that grew for decades before adding stores in 1961 and launching an e-commerce site in 1999. With a 116-year history, Sheplers has a proven commitment to customer service and to providing a wide selection of footwear, apparel and accessories for the western lifestyle.

We believe that the Sheplers Acquisition represents a significant step forward in our omni-channel strategy. The addition of Sheplers' e-commerce platform provides opportunities to create a dual brand online offering, leverage Sheplers' domestic and international customer traffic and create operating efficiencies across the combined online businesses. By rebranding the Sheplers stores to the Boot Barn banner, consistent with the strategies of our prior acquisitions of RCC and Baskins, we enhance our store footprint by adding eight new retail markets and building our position in Texas and Colorado. Our businesses are highly complementary, with a similar western lifestyle focus, customer base and store experience, which will allow us to extend key merchandise categories and brands across the chain and access a combined database of more than five million customers.

Set forth below are certain key historical financial measures of Sheplers for the twelve months ended July 27, 2014, Sheplers' last completed fiscal year prior to the Sheplers Acquisition:

• Net sales	$149.5 million
• E-commerce sales	$58.9 million
• Operating income	$5.7 million

See "Risk factors—Risks related to the Sheplers Acquisition" for a discussion of certain risks and uncertainties associated with the Sheplers Acquisition.

Risks associated with our business

We believe that our business strategy will continue to offer significant opportunities, but it also presents risks and challenges. These risks and challenges include, but are not limited to, the following:

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there may be a decline in consumer spending or changes in consumer preferences;

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we may not be able to effectively execute on our growth strategy, including our store growth plan;

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we may not be able to maintain and enhance our strong brand image;

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we may not compete effectively;

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we may not be able to maintain good relationships with our key suppliers;

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we may not be able to improve and expand our exclusive product offerings;

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we may not be able to successfully integrate Sheplers' business and realize the anticipated benefits of the Sheplers Acquisition; and

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there may be a substantial increase in product costs or general inflation.

See "Risk factors" for other important factors that could adversely impact our results of operations.

Our corporate information

Our principal executive offices are located at 15776 Laguna Canyon Road, Irvine, California, 92618 and our telephone number is (949) 453-4400. Our website address is www.bootbarn.com. Except as expressly stated herein, the information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our common stock. See "Incorporation of documents by reference."

Implications of being an emerging growth company

We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the "JOBS Act." We will remain an emerging growth company until the earlier of (1) the last day of our fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

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the option to report only two years of audited financial statements and to present management's discussion and analysis of financial condition and results of operations for only those two years;

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exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act of 2002, which we refer to as the "Sarbanes-Oxley Act," requiring that an independent registered public accounting firm provide an attestation report on the effectiveness of our internal controls over financial reporting;

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exemption from the "say on pay" and "say on golden parachute" advisory vote requirements of the Dodd-Frank Wall Street Reform and Customer Protection Act, which we refer to as the "Dodd-Frank Act";

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exemption from certain disclosure requirements of the Dodd-Frank Act relating to compensation of our executive officers and permission to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Securities Exchange Act of 1934, as amended, which we refer to as the "Exchange Act"; and

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permission to provide a reduced level of disclosure concerning executive compensation and exemption from any rules that may be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotations or a supplement to the auditor's report on the financial statements.

We have not taken advantage of certain of these reduced reporting burdens in this prospectus, although we may choose to do so in future filings. If we do take advantage of any of these exemptions, we cannot predict if investors will find our common stock less attractive, or if taking advantage of these exemptions would result in less active trading or more volatility in the price of our common stock.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, which we refer to as the "Securities Act," for complying with new or revised accounting standards. However, we have chosen to "opt out" of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

The offering

Common stock offered by the selling stockholders	5,500,000 shares (or 6,325,000 shares if the underwriters exercise in full their option to purchase additional shares)
Common stock outstanding before this offering	26,138,350 shares
Common stock to be outstanding immediately after this offering (giving effect to the exercise of stock options by certain selling stockholders)	shares
Use of proceeds
The selling stockholders will receive all of the proceeds, after deducting underwriting discounts, from this offering. We will not receive any proceeds from this offering. Certain of the selling stockholders will exercise stock options to purchase all or a portion of the shares they are offering hereby. The proceeds we receive from these stock option exercises will be used by us for general corporate purposes.
Risk factors
See "Risk factors" on page 14 and the other information contained or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before you decide to invest in our common stock.
Dividend policy
We anticipate that we will retain all of our available funds to repay existing indebtedness and for use in the operation and expansion of our business for the foreseeable future. Any future determination as to the payment of cash dividends on our common stock will be at the discretion of our board of directors and will depend on our financial condition, operating results, current and anticipated cash needs, plans for expansion, legal requirements and other factors that our board of directors considers to be relevant. In addition, financial and other covenants in our New Credit Facilities restrict our ability to pay cash dividends on our common stock. See "Dividend policy."
Listing and symbol	Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol "BOOT."

Unless otherwise indicated, information in this prospectus:

•
assumes the underwriters have not exercised their option to purchase additional shares in this offering; and

•
gives effect to the 25-for-1 stock split of our common stock effected on October 27, 2014.

In connection with this offering, certain of the selling stockholders will exercise              stock options to acquire              newly-issued shares of common stock to be sold in this offering. If the underwriters exercise their option to purchase additional shares in full, an additional              shares of common stock will be issued upon the exercise of               stock options and sold in this offering.

The number of shares outstanding immediately after this offering is based on 26,138,350 shares of common stock outstanding as of July 13, 2015 and the shares of common stock to be issued and outstanding upon the exercise of the stock options referred to above, and excludes:

•
              shares of our common stock issuable upon the exercise of options outstanding under our 2014 Equity Incentive Plan at a weighted average exercise price of $              ; and

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              shares of our common stock issuable upon the exercise of options outstanding under our 2011 Equity Incentive Plan at a weighted average exercise price of $              .

Summary consolidated financial and other data

The following tables summarize our consolidated financial and other data as of and for the periods indicated. We have derived the summary consolidated statement of operations data for the years ended March 28, 2015, March 29, 2014 and March 30, 2013, and the consolidated balance sheet data as of March 28, 2015 and March 29, 2014 from the audited consolidated financial statements included in our Form 10-K and incorporated by reference herein.

The consolidated statement of operations data and consolidated balance sheet data include the financial position, results of operations and cash flows of RCC from August 2012 and Baskins from May 2013, their respective dates of acquisition. The Sheplers Acquisition was completed on June 29, 2015 and accordingly, our consolidated financial statements do not reflect the financial position, results of operations and cash flows of Sheplers.

You should read the following summary consolidated financial and other data together with the section entitled "Capitalization" of this prospectus and the section entitled "Management's discussion and analysis of financial condition and results of operations" and the consolidated financial statements, condensed consolidated financial statements and related notes included in our Form 10-K and incorporated by reference herein.

	Fiscal year ended(1)
(in thousands, except per share data)	March 28, 2015	March 29, 2014	March 30, 2013

Consolidated statement of operations data:
Net sales	$402,684	$345,868	$233,203
Cost of goods sold	267,907	231,796	151,357
Amortization of inventory fair value adjustment	—	867	9,199

Total cost of goods sold	267,907	232,663	160,556

Gross profit	134,777	113,205	72,647
Operating expenses:
Selling, general and administrative expenses	99,341	91,998	62,609
Acquisition-related expenses(2)	—	671	1,138

Total operating expenses	99,341	92,669	63,747

Income from operations	35,436	20,536	8,900
Interest expense, net	13,291	11,594	7,415
Other income, net	51	39	21

Income before income taxes	22,196	8,981	1,506
Income tax expense	8,466	3,321	826

Net income	13,730	5,660	680

Net income attributed to non-controlling interest	4	283	34

Net income attributed to Boot Barn Holdings, Inc.	$13,726	$5,377	$646

Net income per share:(3)(4)
Basic shares	$0.56	$0.28	$0.03
Diluted shares	$0.54	$0.28	$0.03
Weighted average shares outstanding:(4)
Basic shares	22,126	18,929	18,757
Diluted shares	22,888	19,175	18,757
Other financial data (unaudited):
EBITDA(5)	$44,694	$28,704	$14,509
Adjusted EBITDA(5)	$48,232	$40,271	$28,933
Capital expenditures	$14,074	$11,400	$3,848
Selected store data (unaudited):
Same store sales growth	7.3%	6.7%	11.9%
Stores operating at end of period	169	152	117
Total retail store square footage, end of period (in thousands)	1,816	1,642	1,082
Average store square footage, end of period	10,748	10,801	9,251
Average net sales per store (in thousands)(6)	$2,259	$2,162	$1,861

(in thousands)	March 28, 2015	March 29, 2014

Consolidated balance sheet data:
Cash and cash equivalents	$1,448	$1,118
Working capital(7)	75,251	56,786
Total assets	326,704	291,863
Total debt	90,402	128,124
Stockholders' equity	142,422	84,575

(1)    We operate on a fiscal calendar that results in a 52- or 53-week fiscal year ending on the last Saturday of March, unless April 1 is a Saturday, in which case the fiscal year ends on April 1. In a 52-week fiscal year, each quarter includes 13 weeks of operations; in a 53-week fiscal year, the first, second and third quarters each include 13 weeks of operations and the fourth quarter includes 14 weeks of operations. The data presented contains references to fiscal 2015, fiscal 2014 and fiscal 2013, which represent our fiscal years ended March 28, 2015, March 29, 2014 and March 30, 2013. Fiscal 2015, 2014 and 2013 were each 52-week periods.

(2)    Represents costs incurred in connection with the acquisitions of RCC and Baskins.

(3)    Net income per share for fiscal 2015 reflects the deduction from net income, for purposes of determining the net income available to common stockholders, of the cash payment of $1.4 million made in April 2014 to holders of vested stock options. See "Management's discussion and analysis of financial condition and results of operations—Liquidity and capital resources—Financing activities" included in our Form 10-K and incorporated by reference herein.

(4)   The indicated data gives effect to the 25-for-1 stock split of our common stock effected October 27, 2014.

(5)    EBITDA and Adjusted EBITDA are financial measures that are not calculated in accordance with GAAP. We define EBITDA as net income (loss) adjusted to exclude income tax expense (benefit), net interest expense and depreciation and intangible asset amortization. We define Adjusted EBITDA as EBITDA adjusted to exclude non-cash stock-based compensation, the non-cash accrual for future award redemptions, acquisition expenses, acquisition-related integration and reorganization costs, amortization of inventory fair value adjustment, loss on disposal of assets, secondary offering costs and other unusual or non-recurring expenses. We include EBITDA and Adjusted EBITDA in this prospectus because they are important financial measures which our management, board of directors and lenders use to assess our operating performance. EBITDA and Adjusted EBITDA should not be considered in isolation or as alternatives to net income or any other measure of financial performance calculated and presented in accordance with GAAP. Given that EBITDA and Adjusted EBITDA are measures not deemed to be in accordance with GAAP and are susceptible to varying calculations, our EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, including companies in our industry, because other companies may calculate EBITDA and Adjusted EBITDA in a different manner than we calculate these measures. See "Non-GAAP financial measures" at the beginning of this prospectus. The following table presents a reconciliation of EBITDA and Adjusted EBITDA to our net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, for each of the periods indicated:

	Fiscal year ended
(in thousands)	March 28, 2015	March 29, 2014	March 30, 2013

EBITDA reconciliation:
Net income	$13,730	$5,660	$680
Income tax expense	8,466	3,321	826
Interest expense, net	13,291	11,594	7,415
Depreciation and intangible asset amortization	9,207	8,129	5,588

EBITDA	44,694	28,704	14,509
Non-cash stock-based compensation(a)	2,048	1,291	787
Non-cash accrual for future award redemptions(b)	(49)	591	219
Acquisition expenses(c)	—	671	1,138
Acquisition-related integration and reorganization costs(d)	—	6,167	2,061
Amortization of inventory fair value adjustment(e)	—	867	9,199
Loss on disposal of assets(f)	134	1,980	322
Secondary offering costs(g)	541	—	—
Other unusual or non-recurring expenses(h)	864	—	698

Adjusted EBITDA	$48,232	$40,271	$28,933

(a)    Represents non-cash compensation expenses related to stock options and restricted stock awards granted to certain of our employees and directors.

(b)   Represents non-cash accrual for future award redemptions in connection with our customer loyalty program.

(c)    Represents direct costs and fees related to the acquisitions of RCC and Baskins, which we acquired in August 2012 and May 2013, respectively.

(d)   Represents certain store integration, remerchandising and corporate consolidation costs incurred in connection with the integrations of RCC and Baskins, which we acquired in August 2012 and May 2013, respectively.

(e)    Represents the amortization of purchase-accounting adjustments that increased the value of inventory acquired to its fair value.

(f)    Represents loss on disposal of assets in connection with the rebranding of RCC and Baskins acquired stores and store closures, as well as other costs.

(g)    Represents professional fees and expenses incurred in connection with the secondary offering held in February 2015.

(h)   Represents professional fees and expenses incurred in connection with other acquisition activity.

(6)   Average net sales per store is calculated by dividing net sales for the applicable period by the number of stores operating at the end of the period. For the purpose of calculating net sales per store, e-commerce sales and certain other revenues are excluded from net sales.

(7)    "Working capital" means current assets, excluding cash and cash equivalents, minus current liabilities, excluding the current portion of debt under our credit facilities, as determined in accordance with GAAP.

Risk factors

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information contained or incorporated by reference in this prospectus, including our consolidated financial statements, condensed consolidated financial statements and related notes included elsewhere in this prospectus or incorporated by reference herein, before deciding whether to purchase shares of our common stock. If any of the following risks are realized, our business, operating results and prospects could be materially and adversely affected. In that event, the price of our common stock could decline, and you could lose part or all of your investment.

Risks related to our business

Our sales could be severely impacted by declines in consumer confidence and decreases in consumer spending or by changes in consumer preferences.

We depend upon consumers feeling confident about spending discretionary income on our products to drive our sales. Consumer spending may be adversely impacted by economic conditions, such as consumer confidence in future economic conditions, interest and tax rates, employment levels, salary and wage levels, general business conditions, the availability of consumer credit and the level of housing, energy and food costs. These risks may be exacerbated for retailers like us who focus on specialty footwear, apparel and accessories. Our financial performance is particularly susceptible to economic and other conditions in California and other western states where we have a significant number of stores. Our financial performance may also be susceptible to economic and other conditions relating to output and employment in the oil and gas industries, the construction sector, domestic manufacturing and the transportation and warehouse sectors because we believe that growth in these industries and sectors have driven the growth of our work wear business. In addition, our financial performance may be negatively affected if the popularity of the western and country lifestyle subsides, or if there is a general trend in consumer preferences away from boots and other western or country products in favor of another general category of footwear or attire. If this were to occur or if periods of decreased consumer spending persist, our sales could decrease, which could have a material adverse effect on our financial condition and results of operations.

Our continued growth depends upon successfully opening a significant number of new stores as well as integrating any acquired stores, and our failure to successfully open new stores or integrate acquired stores could negatively affect our business and stock price.

We have grown our store count rapidly in recent years, both organically and through strategic acquisitions of competing chains. However, we must continue to open and operate new stores to help maintain our revenue and profit growth. Our ability to successfully open and operate new stores is subject to a variety of risks and uncertainties, such as:

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identifying suitable store locations, the availability of which is beyond our control;

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obtaining acceptable lease terms;

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sourcing sufficient levels of inventory;

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selecting the appropriate merchandise to appeal to our customers;

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hiring, training and retaining store employees;

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assimilating new store employees into our corporate culture;

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rebranding acquired stores under the Boot Barn banner;

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marketing the new stores' locations and product offerings effectively;

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avoiding construction delays and cost overruns in connection with the buildout of new stores;

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avoiding other costs in opening new stores, such as rebranding acquired locations and environmental liabilities;

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managing and expanding our infrastructure to accommodate growth; and

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integrating the new stores with our existing buying, distribution and other support operations.

Our failure to successfully address these challenges could have a material adverse effect on our financial condition and results of operations. We opened or acquired 33 stores in fiscal 2013, 39 stores in fiscal 2014, 18 stores in fiscal 2015 and 7 stores in the first quarter of fiscal 2016. We plan to open at least 15 additional new stores in fiscal 2016 (in addition to the 25 Sheplers stores we acquired as part of the Sheplers Acquisition). However, there can be no assurance that we will open the planned number of new stores in fiscal 2016 or thereafter, or that any such stores will be profitable. This expansion will place increased demands on our operational, managerial and administrative resources. These increased demands could cause us to operate our existing business less effectively, which in turn could cause the financial performance of our existing stores to deteriorate. In addition, we currently plan to open some new stores within existing markets. Some of these new stores may open close enough to our existing stores that a segment of customers will stop shopping at our existing stores and instead shop at the new stores, causing sales and profitability at those existing stores to decline. If this were to occur with a number of our stores, it could have a material adverse effect on our financial condition and results of operations.

In addition to opening new stores, we may acquire stores. Acquiring and integrating stores involves additional risks that could adversely affect our growth and results of operation. Newly acquired stores may be unprofitable and we may incur significant costs and expenses in connection with any acquisition, including in remerchandising and rebranding the acquired stores. Integrating newly acquired stores may divert our senior management's attention from our core business. Our ability to integrate newly acquired stores will depend on the successful expansion of our existing financial controls, distribution model, information systems, management and human resources and on attracting, training and retaining qualified employees.

Our business largely depends on a strong brand image, and if we are unable to maintain and enhance our brand image, particularly in new markets where we have limited brand recognition, we may be unable to increase or maintain our level of sales.

We believe that our brand image and brand awareness has contributed significantly to the success of our business. We also believe that maintaining and enhancing our brand image, particularly in new markets where we have limited brand recognition, is important to maintaining and expanding our customer base. Our ability to successfully integrate new stores into their surrounding communities, to expand into new markets or to maintain the strength and distinctiveness of our brand image in our existing markets will be adversely impacted if we fail to connect with our target customers. Maintaining and enhancing our brand image may require us to make substantial investments in areas such as merchandising, marketing, store operations, community relations, store graphics and employee training, which could adversely affect our cash flow and which may ultimately be unsuccessful. Furthermore, our brand image could be jeopardized if we fail to maintain high standards for merchandise quality, if we fail to comply with local laws and regulations or if we experience negative publicity or other negative events that affect our image and reputation. Some of these risks may be beyond our ability to control, such as the effects of negative publicity regarding our suppliers. Failure to successfully market and maintain our brand image in new and existing markets could harm our business, results of operations and financial condition.

Our failure to adapt to new challenges that arise when expanding into new geographic markets could adversely affect our ability to profitably operate those stores and maintain our brand image.

Our expansion into new geographic markets could result in competitive, merchandising, distribution and other challenges that are different from those we encounter in the geographic markets in which we currently operate. In addition, as the number of our stores increases, we may face risks associated with market saturation of our product offerings and locations. Our suppliers may also restrict their sales to us in new markets to the extent they are already saturating that market with their products through other retailers or their own stores. There can be no assurance that any newly opened stores will be received as well as, or achieve net sales or profitability levels comparable to those of, our existing stores in the time periods estimated by us, or at all. If our stores fail to achieve, or are unable to sustain, acceptable net sales and profitability levels, our business may be materially harmed, we may incur significant costs associated with closing those stores and our brand image may be negatively impacted.

We face intense competition in our industry and we may be unable to compete effectively.

The retail industry for western and work wear is highly fragmented and characterized by primarily regional competitors. We estimate that there are thousands of independent specialty stores scattered across the country. We believe that we compete primarily with smaller regional chains and independents on the basis of product quality, brand recognition, price, customer service and the ability to identify and satisfy consumer demand. However, we also compete with farm supply stores, online retailers and, to a lesser degree, mass merchants. Competition with some or all of these retailers could require us to lower our prices or risk losing customers. In addition, significant or unusual promotional activities by our competitors may force us to respond in-kind and adversely impact our operating cash flow. As a result of these factors, current and future competition could have a material adverse effect on our financial condition and results of operations.

Many of the mass merchants that sell some western or work wear products have greater financial, marketing and other resources than we currently do, and therefore may be able to devote greater resources to the marketing and sale of these products, generate national brand recognition or adopt more aggressive pricing policies than we can, which would put us at a competitive disadvantage if they decide to expand their offerings of these product lines. Moreover, we do not possess exclusive rights to many of the elements that comprise our in-store experience and product offerings. Our competitors may seek to emulate facets of our business strategy and in-store experience, which could result in a reduction of some competitive advantages or special appeal that we might possess. In addition, most of our suppliers sell products to us on a non-exclusive basis. As a result, our current and future competitors may be able to duplicate or improve on some or all of the product offerings that we believe are important in differentiating our stores and our customers' shopping experience. If our competitors were to duplicate or improve on some or all of our in-store experience or product offerings, our competitive position and our business could suffer.

We depend on cash generated from our existing store operations to support our growth, which could strain our cash flow.

We primarily rely on cash flow generated from existing stores to fund our current operations and our growth. It typically takes several months and a significant amount of cash to open a new store. For example, our new store model requires an average net cash investment of approximately $0.8 million. If we continue to open a large number of stores relatively close in time, the cost of these store openings and the cost of continuing operations could reduce our cash position. An increase in our net cash outflow for new stores could adversely affect our operations by reducing the amount of cash available to address other aspects of our business.

In addition, as we expand our business, we will need significant amounts of cash from operations to pay our existing and future lease obligations, build out new store space, purchase inventory, pay personnel, pay for the increased costs associated with operating as a public company and, if necessary, further invest in our infrastructure and facilities. If our business does not generate sufficient cash flow from operations to fund these activities, and sufficient funds are not otherwise available from our New Credit Facilities or future credit facilities, we may need additional equity or debt financing. If such financing is not available to us on satisfactory terms, our ability to operate and expand our business or to respond to competitive pressures would be limited and we could be required to delay, curtail or eliminate planned store openings. Moreover, if we raise additional capital by issuing equity securities or securities convertible into equity securities, your ownership may be diluted. Any debt financing we may incur may impose covenants that restrict our operations, and will require interest payments that would create additional cash demands and financial risk for us.

We have expanded rapidly in recent years and have limited operating experience at our current size.

We have significantly expanded our operations in the last three years, increasing our locations from 85 stores in eight states as of March 31, 2012 to 176 stores in 28 states as of June 27, 2015. If our operations continue to grow, we will be required to expand our sales, marketing and support services and our administrative personnel, and we may decide to change our distribution model. This expansion could increase the strain on our existing resources, causing operational difficulties such as difficulties in hiring, obtaining adequate levels of merchandise, delayed shipments and decreased levels of customer service. These difficulties could cause our brand image to deteriorate and lead to a decrease in our revenues and income and the price of our common stock.

Any significant change in our distribution model could initially have an adverse impact on our cash flows and results of operations.

During fiscal 2015, our suppliers shipped approximately 91% of our in-store merchandise units directly to our stores and approximately 46% of our e-commerce merchandise units directly to our e-commerce customers. In the future, as part of our long-term strategic planning, we may change our distribution model to increase the amount of merchandise that we self-distribute through a centralized distribution center. We recently hired a leading supply chain consulting firm to study our current network, supplier structure and likely sources of growth and to recommend an optimal distribution model for our future operations. Changing our distribution model to increase distributions from a centralized distribution center to our stores and customers would initially involve significant capital expenditures, which would increase our borrowings and interest expense or temporarily reduce the rate at which we open new stores. In addition, if we are unable to successfully integrate a new distribution model into our operations in a timely manner, our supply chain could experience significant disruptions, which could reduce our sales and adversely impact our results of operations.

If we fail to maintain good relationships with our suppliers or if our suppliers are unable or unwilling to provide us with sufficient quantities of merchandise at acceptable prices, our business and operations may be adversely affected.

Our business is largely dependent on continued good relationships with our suppliers, including suppliers for our third-party branded products and manufacturers for our private brand products. During fiscal 2015, merchandise purchased from our top three suppliers accounted for approximately 20%, 10% and 10% of our sales, respectively. We operate on a purchase order basis for our private brand and third-party branded merchandise and do not have long-term written agreements with our suppliers. Accordingly, our suppliers can refuse to sell us merchandise, limit the type or quantity of merchandise that they sell to us, enter into exclusivity arrangements with our competitors or raise prices at any time, which could have an adverse impact on our business. Deterioration in our relationships with our suppliers could have a material adverse impact on our business, and there can be no assurance that we will be able to acquire desired merchandise in sufficient quantities on terms acceptable to us in the future. Also, some of our suppliers sell products directly from their own retail stores or e-commerce websites, and therefore directly compete with us. These suppliers may decide at some point in the future to discontinue supplying their merchandise to us, supply us less desirable merchandise or raise prices on the products they do sell us. If we lose key suppliers and are unable to find alternative suppliers to provide us with substitute merchandise for lost products, our business may be adversely affected.

Our plans to improve and expand our exclusive product offerings may be unsuccessful, and implementing these plans may divert our operational, managerial, financial and administrative resources, which could harm our competitive position and reduce our revenue and profitability.

In addition to our store expansion strategy, we currently plan to grow our business by improving and expanding our exclusive product offerings, which includes introducing new brands and growing and expanding our existing brands. The principal risks to our ability to successfully carry out our plans to improve and expand our product offering are that:

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introduction of new products may be delayed, which may allow our competitors to introduce similar products in a more timely fashion, which could hinder our ability to be viewed as the exclusive provider of certain western and work apparel brands and items;

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the third-party suppliers of our exclusive product offerings may not maintain adequate controls with respect to product specifications and quality, which may lead to costly corrective action and damage to our brand image;

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if our expanded exclusive product offerings fail to maintain and enhance our distinctive brand identity, our brand image may be diminished and our sales may decrease; and

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implementation of these plans may divert our management's attention from other aspects of our business and place a strain on our operational, managerial, financial and administrative resources, as well as our information systems.

In addition, our ability to successfully improve and expand our exclusive product offerings may be affected by economic and competitive conditions, changes in consumer spending patterns and changes in consumer preferences. These plans could be abandoned, cost more than anticipated and divert resources from other areas of our business, any of which could impact our competitive position and reduce our revenue and profitability.

Any inability to balance our private brand merchandise with the third-party branded merchandise that we sell may have an adverse effect on our net sales and gross margin.

Our private brand merchandise represented approximately 10% of our net sales in fiscal 2015. Our private brand merchandise generally has a higher gross margin than the third-party branded merchandise that we offer. As a result, we intend to attempt to increase the penetration of our private brands in the future. However, carrying our private brands limits the amount of third-party branded merchandise we can carry and, therefore, there is a risk that our customers' perception that we offer many major brands will decline or that our suppliers of third-party branded merchandise may decide to discontinue supplying, or reduce the supply of, their merchandise. If this occurs, it could have a material adverse effect on net sales and profitability.

We purchase merchandise based on sales projections and our purchase of too much or too little inventory may adversely affect our overall profitability.

We must actively manage our purchase of inventory. We generally order our seasonal and private brand merchandise several months in advance of it being received and offered for sale. If there is a significant decrease in demand for these products or if we fail to accurately predict consumer demand, including by disproportionately increasing the penetration of our private brand merchandise, we may be forced to rely on markdowns or promotional sales to dispose of excess inventory. This could have an adverse effect on our margins and operating income. Conversely, if we fail to purchase a sufficient quantity of merchandise, we may not have an adequate supply of products to meet consumer demand, thereby causing us to lose sales or adversely affecting our customer relationships. Any failure on our part to anticipate, identify and respond effectively to changing consumer demand and consumer shopping preferences could adversely affect our results of operations.

A rise in the cost of fabrics and raw materials or the cost of labor and transportation could increase our cost of merchandise and cause our results of operations and margins to decline.

Fluctuations in the price, availability and quality of fabrics and raw materials, such as cotton and leather, that our suppliers use to manufacture our products, as well as the cost of labor and transportation, could have adverse impacts on our cost of merchandise and our ability to meet our customers' demands. In particular, because key components of our products are cotton and leather, any increases in the cost of cotton or leather may significantly affect the cost of our products and could have an adverse impact on our cost of merchandise. We may be unable to pass all or any of these higher costs on to our customers, which could have a material adverse effect on our profitability.

Most of our merchandise is produced in foreign countries, making the price and availability of our merchandise susceptible to international trade risks and other international conditions.

Many of our private brand products are manufactured in foreign countries. In addition, we purchase most of our third-party branded merchandise from domestic suppliers that have a majority of their merchandise made in foreign countries. Some foreign countries can be, and have been, affected by political and economic instability, public health emergencies and natural disasters, negatively impacting trade. The countries in which our merchandise currently is manufactured or may be manufactured in the future could become subject to trade restrictions imposed by the U.S. or other foreign governments. Trade restrictions, including increased tariffs or quotas, embargoes and customs restrictions, against apparel items, as well as U.S. or foreign labor strikes, work stoppages or boycotts, could increase the cost or reduce the supply of apparel available to us and have a material adverse effect on our business, financial condition and results of operations. In addition, our merchandise supply could be impacted if our suppliers' imports become subject to existing or future duties and quotas, or if our suppliers face increased competition from other companies for production facilities, import quota capacity or shipping capacity. Any increase in the cost of our merchandise or limitation on the amount of merchandise we are able to purchase could have a material adverse effect on our financial condition and results of operations.

In addition, there is a risk that our suppliers could fail to comply with applicable regulations, which could lead to investigations by U.S. or foreign government agencies responsible for international trade compliance. Resulting penalties or enforcement actions could delay future imports or exports or otherwise negatively affect our business.

If our suppliers and manufacturers fail to use acceptable labor or other practices, our reputation may be harmed, which could negatively impact our business.

We purchase merchandise from independent third-party suppliers and manufacturers. If any of these suppliers have practices that are not legal or accepted in the U.S., consumers may develop a negative view of us, our brand image could be damaged and we could become the subject of boycotts by our customers or interest groups. Further, if the suppliers violate labor or other laws of their own country, these violations could cause disruptions or delays in their shipments of merchandise. For example, much of our merchandise is manufactured in China and Mexico, which have different labor practices than the U.S. We do not independently investigate whether our suppliers are operating in compliance with all applicable laws and therefore we rely upon the suppliers' representations set forth in our purchase orders and supplier agreements concerning the suppliers' compliance with such laws. If our goods are manufactured using illegal or unacceptable labor practices in these countries, or other countries from which our suppliers source the products we purchase, our ability to supply merchandise for our stores without interruption, our brand image and, consequently, our sales may be adversely affected.

If we lose key management personnel, our operations could be negatively impacted.

We depend upon the leadership and experience of our executive management team. If we are unable to retain existing management personnel who are critical to our success, it could result in harm to our supplier and employee relationships, the loss of key information, expertise or know-how and unanticipated recruitment and training costs. The loss of the services of any of our key management personnel could have a material adverse effect on our business and prospects, and could be viewed negatively by investors and analysts, which could cause the price of our common stock to decline. We may be unable to find qualified individuals to replace key management personnel on a timely basis, without incurring increased costs or at all. We do not intend to purchase key person life insurance covering any employee. If we lose the services of any of our key management personnel or we are unable to attract additional qualified personnel, we may be unable to successfully manage our business.

If we cannot attract, train and retain qualified employees, our business could be adversely affected.

Our success depends upon the quality of the employees we hire. We recruit people who are welcoming, friendly and service-oriented, and who often live the western lifestyle or have a genuine affinity for it. Employees in many positions must have knowledge of our merchandise and the skill necessary to excel in a customer service environment. The turnover rate in the retail industry is typically high and finding qualified candidates to fill positions may be difficult. Our planned growth will require us to hire and train even more personnel. If we cannot attract, train and retain corporate employees, district managers, store managers and store associates with the qualifications we deem necessary, our ability to effectively operate and expand may be adversely affected. In addition, we rely on temporary and seasonal personnel to staff our distribution center. We cannot guarantee that we will be able to find adequate temporary or seasonal personnel to staff our operations when needed, which may strain our existing personnel and negatively impact our operations.

The concentration of our stores and operations in certain geographic locations subjects us to regional economic conditions and natural disasters that could adversely affect our business.

Our corporate headquarters and distribution center are in a single location in Irvine, California. If we encounter any disruptions to our operations at this building or if it were to shut down for any reason, including due to fire or other natural disaster, then we may be prevented from effectively operating our stores and our e-commerce business. Furthermore, the risk of disruption or shutdown at this building is greater than it might be if it were located in another region, as southern California is prone to natural disasters such as earthquakes and wildfires. Any disruption or shutdown at this location could significantly impact our operations and have a material adverse effect on our financial condition and results of operations.

In addition, most of the 176 stores that we operated as of June 27, 2015 were concentrated in the western U.S., with 81 of those stores located in Arizona, California and Texas. The geographic concentration of our stores may expose us to economic downturns in those states where our stores are located. For example, a recession in any area where we own several stores could adversely affect our ability to generate or increase operating revenues. In addition, our stores located in North Dakota and surrounding areas are likely to be adversely impacted by the recent economic downturn affecting the oil and gas industry. Any negative impact upon or disruption to the operations of stores in these states could have a material adverse effect on our financial condition and results of operations.

We are required to make significant lease payments for our stores, corporate headquarters and distribution center, which may strain our cash flow.

We do not own any real estate. Instead, we lease all of our retail store locations as well as our corporate headquarters and distribution center. The store leases generally have a base lease term of five or 10 years, with multiple renewal periods of five years, on average, exercisable at our option. Many of our leases have early cancellation clauses which permit us to terminate the lease if certain sales thresholds are not met in certain periods of time. Our costs under these leases are a significant amount of our expenses and are growing rapidly as we expand the number of locations and the cost of leasing existing locations rises. In fiscal 2015, our total operating lease expense was $27.3 million, and we expect this amount to continue to increase as we open more stores. We are required to pay additional rent under many of our lease agreements based upon achieving certain sales thresholds for each store location. We are generally responsible for the payment of property taxes and insurance, utilities and common area maintenance fees. Many of our lease agreements also contain provisions which increase the rent payments on a set time schedule, causing the cash rent paid for a location to escalate over the term of the lease. In addition, rent costs could escalate when multi-year leases are renewed at the expiration of their lease term. These costs are significant, recurring and increasing, which places a consistent strain on our cash flow.

We depend on cash flows from operations to pay our lease expenses and to fulfill our other cash needs. If our business does not generate sufficient cash flows from operating activities, and sufficient funds are not otherwise available to us from borrowings under our New Credit Facilities, future credit facilities or from other sources, we may be unable to service our operating lease expenses, grow our business, respond to competitive challenges or to fund our other liquidity and capital needs, which would harm our business.

Additional sites that we lease are likely to be subject to similar long-term leases. If an existing or future store is not profitable, and we decide to close it, we may nonetheless be committed to perform our obligations under the applicable lease including, among other things, paying the base rent for the balance of the lease term. We may fail to identify suitable store locations, the availability of which is beyond our control, to replace such closed stores. In addition, as our leases expire, we may fail to negotiate renewals, either on commercially acceptable terms or at all, which could cause us to close stores in desirable locations. Seventeen of our 176 store leases will reach their termination date during fiscal 2016, and none of these leases contain an option to automatically extend the lease term. If we are unable to enter into new leases or renew existing leases on terms acceptable to us or be released from our obligations under leases for stores that we close, our business, profitability and results of operations may be harmed.

We may be unable to maintain same store sales or net sales per square foot, which may cause our results of operations to decline.

The investing public may use same store sales or net sales per square foot projections or results, over a certain period of time, such as on a quarterly or yearly basis, as an indicator of our profitability growth. See "Same store sales." Our same store sales can vary significantly from period to period for a variety of reasons, such as the age of stores, changing economic factors, unseasonable weather, pricing, the timing of the release of new merchandise and promotional events and increased competition. These factors could cause same store sales or net sales per square foot to decline period to period or fail to grow at expected rates, which could adversely affect our results of operations and cause the price of our common stock to be volatile during such periods.

If our management information systems fail to operate or are unable to support our growth, our operations could be disrupted.

We rely upon our management information systems in almost every aspect of our daily business operations. For example, our management information systems serve an integral part in enabling us to order merchandise, process merchandise at our distribution center and retail stores, perform and track sales transactions, manage personnel, pay suppliers and employees, operate our e-commerce business and report financial and accounting information to management. In addition, we rely on our management information systems to enable us to leverage our costs as we grow. If our management information systems fail to operate or are unable to support our growth, our store operations and e-commerce business could be severely disrupted, and we could be required to make significant additional expenditures to remediate any such failure.

We rely on UPS and the United States Postal Service to deliver our e-commerce merchandise to our customers and our business could be negatively impacted by disruptions in the operations of these third-party service providers.

We rely on UPS and the United States Postal Service to deliver our e-commerce merchandise to our customers. Relying on these third-party delivery services puts us at risk from disruptions in their operations, such as employee strikes, inclement weather and their inability to meet our shipping demands. If we are forced to use other delivery services, our costs could increase and we may be unable to meet shipment deadlines. Moreover, we may be unable to obtain terms as favorable as those received from the transportation providers we currently use, which would further increase our costs. In addition, if our products are not delivered to our customers on time, our customers may cancel their orders or we may lose business from these customers in the future. These circumstances may negatively impact our financial condition and results of operations.

Use of social media may adversely impact our reputation or subject us to fines or other penalties.

There has been a substantial increase in the use of social media platforms, including blogs, social media websites and other forms of Internet-based communication, which allow individuals access to a broad audience of consumers and other interested persons. Negative commentary regarding us or the brands that we sell may be posted on social media platforms or similar devices at any time and may harm our reputation or business. Consumers value readily available information concerning retailers and their goods and services and often act on such information without further investigation and without regard to its accuracy. The harm may be immediate without affording us an opportunity for redress or correction. In addition, social media platforms provide users with access to such a broad audience that collective action against our stores, such as boycotts, can be more easily organized. If such actions were organized, we could suffer reputational damage as well as physical damage to our stores and merchandise.

We also use social media platforms as marketing tools. For example, we maintain Facebook, Instagram and Twitter accounts. As laws and regulations rapidly evolve to govern the use of these platforms and devices, the failure by us, our employees or third parties acting at our direction to abide by applicable laws and regulations in the use of these platforms and devices could adversely impact our business, financial condition and results of operations or subject us to fines or other penalties.

Our e-commerce business subjects us to numerous risks that could have an adverse effect on our results of operations.

Our e-commerce business and its continued growth subject us to certain risks that could have an adverse effect on our results of operations, including:

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diversion of traffic from our stores;

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liability for online content;

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government regulation of the Internet; and

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risks related to the computer systems that operate our e-commerce website and related support systems, including computer viruses, electronic data theft and similar disruptions.

In addition, as we expand our e-commerce operations, we face the risk of increased losses from credit card fraud. We do not carry insurance against the risk of credit card fraud, so under current credit card practices, we may be liable for fraudulent credit card transactions even though the associated financial institution has approved payment of the orders. If we are unable to deter or control credit card fraud, or if credit card companies require more burdensome terms or refuse to accept credit card charges from us, our net income could be reduced. A breach of our e-commerce security measures could also reduce demand for our services.

Our sales can significantly fluctuate based upon shopping seasons, which may cause our operating results to fluctuate disproportionately on a quarterly basis.

Because of a traditionally higher level of sales during the Christmas shopping season, our sales are typically higher in the third fiscal quarter than they are in the other fiscal quarters. We also incur significant additional costs and expenses during our third fiscal quarter due to increased staffing levels and higher purchase volumes. Accordingly, the results of a single fiscal quarter should not be relied on as an indication of our annual results or future performance. In addition, any factors that harm our third fiscal quarter operating results could have a disproportionate effect on our results of operations for the entire fiscal year.

We buy and stock merchandise based upon seasonal weather patterns and therefore unseasonable or extreme weather could negatively impact our sales, financial condition and results of operations.

We buy and stock merchandise for sale based upon expected seasonal weather patterns. If we encounter unseasonable weather, such as warmer winters or cooler summers than would be considered typical, these weather variations could cause some of our merchandise to be inconsistent with what consumers wish to purchase, causing our sales to decline. In addition, weather conditions affect the demand for our products, which in turn has an impact on prices. In past years, weather conditions, including unseasonably warm weather in winter months, and extreme weather conditions, including snow and ice storms, flood and wind damage, hurricanes, tornadoes, extreme rain and droughts, have affected our sales and results of operations both positively and negatively. Furthermore, extended unseasonable weather conditions in the western U.S., particularly in California and Texas, will likely have a greater impact on our sales because of our store concentration in that region. Our strategy is to remain flexible and to react to unseasonable and extreme weather conditions by adjusting our merchandise assortments and redirecting inventories to stores affected by the weather conditions. Should such a strategy not be effective, unseasonable or extreme weather may have a material adverse effect on our financial condition and results of operations.

If we fail to obtain and retain high-visibility sponsorship or endorsement arrangements with celebrities, or if the reputation of any of the celebrities that we partner with is impaired, our business may suffer.

A principal component of our marketing program is to partner with well-known country music artists and other celebrities for sponsorship and endorsement arrangements. Although we have partnered with several well-known celebrities in this manner, some of these persons may not continue their endorsements, may not continue to succeed in their fields or may engage in activities which could bring disrepute on themselves and, in turn, on us and our brand image and products. We also may not be able to attract and partner with new celebrities that may emerge in the future. Competition for endorsers is significant and adverse publicity regarding us or our industry could make it more difficult to attract and retain endorsers. Any of these failures by us or the celebrities that we partner with could adversely affect our business and revenues.

Our internal operations or management information systems could be disrupted by system security failures, cyber threats or by the failure of, or lack of access to, our Enterprise Resource Planning system. These disruptions could negatively impact our sales, increase our expenses, harm our reputation and cause the price of our common stock to decline.

Hackers, computer programmers and internal users may be able to penetrate our network security and create system disruptions, cause shutdowns and misappropriate our confidential information or that of our employees and third parties, including our customers. Therefore, we could incur significant expenses addressing problems created by security breaches to our network. This risk is heightened because we collect and store customer information for marketing purposes, as well as debit and credit card information. We must, and do, take precautions to secure customer information and prevent unauthorized access to our database of confidential information. However, if unauthorized parties, including external hackers or computer programmers, gain access to our database, they may be able to steal this confidential information. Our failure to secure this information could result in costly litigation, adverse publicity or regulatory action, or result in customers discontinuing the use of debit or credit cards in our stores, or customers not shopping in our stores or on our e-commerce website altogether. These consequences could have a material adverse effect on our financial condition and results of operations. In addition, sophisticated hardware and operating system software and applications that we procure from third parties may contain defects in design or manufacture that could unexpectedly interfere with our operations. The cost to alleviate security risks and defects in software and hardware and to address any problems that occur could negatively impact our sales, distribution and other critical functions, as well as our financial results.

We operate our Enterprise Resource Planning system on a software-as-a-service platform, and we use this system for integrated point-of-sale, merchandising, planning, sales audit, customer relationship management, inventory control, loss prevention, purchase order management and business intelligence. Accordingly, we depend on this system, and the third-party provider of this service, for many aspects of our operations. If this service provider or this system fails, or if we are unable to continue to have access to this system on commercially reasonable terms, or at all, our operations would be severely disrupted until an equivalent system could be identified, licensed or developed, and integrated into our operations. This disruption would have a material adverse effect on our business.

If we are unable to protect our intellectual property rights, our financial results may be negatively impacted.

Our success depends in large part on our brand image. Our name, logo, domain name and our private brands and other intellectual property are valuable assets that differentiate us from our competitors. We currently rely on a combination of copyright, trademark, trade dress and unfair competition laws to establish and protect our intellectual property rights, but the steps taken by us to protect our proprietary rights may be inadequate to prevent infringement of our trademarks and proprietary rights by others, including imitation and misappropriation of our brand. Additional obstacles may arise as we expand our product lines and geographic scope. Moreover, litigation may be necessary to protect or enforce these intellectual property rights, which could result in substantial costs and diversion of our resources, causing a material adverse effect on our business, financial condition, results of operations or cash flows. The unauthorized use or misappropriation of our intellectual property or our failure to protect our intellectual property rights could damage our brand image and the goodwill we have created, which could cause our sales to decline.

We have not registered any of our intellectual property outside of the U.S. and cannot prohibit other companies from using our trademarks in foreign countries. Use of our trademarks in foreign countries could negatively impact our identity in the U.S. and cause our sales to decline.

We may be subject to liability if we, or our suppliers, infringe upon the intellectual property rights of third parties.

We may be subject to claims that our activities or the products that we sell infringe upon the intellectual property rights of others. Any such claims can be time consuming and costly to defend, and may divert our management's attention and resources, even if the claims are meritless. If we were to be found liable for any such infringement, we could be required to enter into costly settlements or license agreements and could be subject to injunctions preventing further infringement. Such infringement claims could harm our brand image. In addition, any payments that we are required to make and any injunction with which we are required to comply as a result of such infringement actions could adversely affect our financial results.

We purchase merchandise from suppliers that may be subject to design copyrights or design patents, or otherwise may incorporate protected intellectual property. We are not involved in the manufacture of any of the merchandise we purchase from our suppliers for sale to our customers, and we do not independently investigate whether these suppliers legally hold intellectual property rights to merchandise that they are manufacturing or distributing. As a result, we rely upon the suppliers' representations set forth in our purchase orders and supplier agreements concerning their right to sell us the products that we purchase from them. If a third party claims to have licensing rights with respect to merchandise we purchased from a supplier, or if we acquire unlicensed merchandise, we could be obligated to remove such merchandise from our stores, incur costs associated with destruction of such merchandise if the distributor or supplier is unwilling or unable to reimburse us and be subject to liability under various civil and criminal causes of action, including actions to recover unpaid royalties and other damages and injunctions. Any of these results could harm our brand image and have a material adverse effect on our business and growth.

The terms of our New Credit Facilities may restrict our current and future operations, which could adversely affect our ability to respond to changes in our business and to manage our operations.

Our New Credit Facilities contain, and any additional debt financing we may incur would likely contain, covenants requiring us to maintain or adhere to certain financial ratios or limits and covenants that restrict our operations, which include limitations on our ability to, among other things:

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incur additional indebtedness;

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create liens on property;

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engage in mergers, consolidations and other fundamental changes;

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dispose of assets;

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make investments, loans or advances;

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make certain acquisitions;

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engage in certain transactions with affiliates;

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declare or pay dividends on, or repurchase, our stock; and

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change our lines of business or fiscal year.

Complying with these covenants could adversely affect our ability to respond to changes in our business and manage our operations. In addition, these covenants could affect our ability to invest capital in our new stores and fund capital expenditures for existing stores. Our ability to comply with these covenants and other provisions in our New Credit Facilities and any future credit facilities or debt instruments may be affected by changes in our operating and financial performance, changes in general business and economic conditions, adverse regulatory developments or other events beyond our control. A failure by us to comply with the financial ratios and restrictive covenants contained in our New Credit Facilities and any future credit facilities or debt instruments could result in an event of default. Upon the occurrence of an event of default, the lenders could elect to declare all amounts outstanding to be due and payable and exercise other remedies as set forth in our New Credit Facilities and any future credit facilities or debt instruments. In addition, if we are in default, we may be unable to borrow additional amounts under any such facilities to the extent that they would otherwise be available and our ability to obtain future financing may also be impacted negatively. If the indebtedness under our New Credit Facilities and any future credit facilities or debt instruments were to be accelerated, it would have a material adverse effect on our future financial condition.

Litigation costs and the outcome of litigation could have a material adverse effect on our business.

Our business is characterized by a high volume of customer traffic and by transactions involving a wide variety of product selections, each of which exposes us to a higher risk of consumer litigation than companies operating in other industries. From time to time we may be subject to litigation claims through the ordinary course of our business operations regarding, but not limited to, employment matters, compliance with the Americans with Disabilities Act of 1990, footwear, apparel and accessory safety standards, security of customer and employee personal information, contractual relations with suppliers, marketing and infringement of trademarks and other intellectual property rights. Litigation to defend ourselves against claims by third parties, or to enforce any rights that we may have against third parties, may be necessary, which could result in substantial costs and diversion of our resources, causing a material adverse effect on our business, financial condition, results of operations or cash flows.

Union attempts to organize our employees could negatively affect our business.

Currently, none of our employees are represented by a union. However, if some or all of our workforce were to unionize and the terms of the collective bargaining agreement were significantly different from our current compensation arrangements, it could increase our costs and adversely impact our profitability. Moreover, participation in labor unions could put us at increased risk of labor strikes and disruption of our operations. Responding to unionization attempts may distract management and our workforce. Any of these changes could adversely affect our business, financial condition, results of operations or cash flows.

Violations of or changes in laws, including employment laws and laws related to our merchandise, could make conducting our business more expensive or change the way we do business.

We are subject to numerous regulations, including labor and employment, customs, truth-in-advertising, consumer protection, environmental and occupational safety requirements and zoning and occupancy laws and ordinances that regulate retailers generally, that govern the importation, promotion and sale of merchandise and/or that regulate the operation of stores and warehouse facilities. If these regulations were violated by our management, employees or suppliers, the costs of certain goods could increase, or we could experience delays in shipments of our goods, be subject to fines or penalties or suffer reputational harm, which could reduce demand for our merchandise and hurt our business and results of operations.

Similarly, changes in laws could make operating our business more expensive or require us to change the way we do business. For example, changes in laws related to employee health care, hours, wages, job classifications and benefits could significantly increase operating costs. In addition, changes in product safety or other consumer protection laws could lead to increased costs for certain merchandise, or additional labor costs associated with readying merchandise for sale. It may be difficult for us to foresee regulatory changes impacting our business and our actions needed to respond to changes in the law could be costly and may negatively impact our operations.

Health care reform could adversely affect our business.

The enacted Patient Protection and Affordable Care Act, as well as other health care reform legislation considered by Congress and state legislatures, could significantly impact our health care cost structure and increase our health care-related expenses. We expect that we will be required to modify our programs and operations in future fiscal years as a result of health care reform legislation. If we cannot effectively modify our programs and operations in response to the new legislation, our results of operations, financial condition and cash flows may be adversely impacted.

We may engage in strategic transactions that could negatively impact our liquidity, increase our expenses and present significant distractions to our management.

We have made strategic acquisitions in the past and may in the future consider strategic transactions and business arrangements, including, but not limited to, acquisitions, asset purchases, partnerships, joint ventures, restructurings, divestitures and investments. The success of such a transaction is based on our ability to make accurate assumptions regarding the valuation, operations, growth potential, integration and other factors relating to the respective business. Acquisitions may result in difficulties in assimilating acquired companies and may result in the diversion of our capital and our management's attention from other business issues and opportunities. We may be unable to successfully integrate operations that we acquire, including their personnel, financial systems, distribution, operations and general operating procedures. Any such transaction may require us to incur non-recurring or other charges, may increase our near and long-term expenditures and may pose significant integration challenges or disrupt our management or business, which could harm our operations and financial results.

Terrorism or civil unrest could negatively affect our business.

Terrorist attacks, threats of terrorist attacks or civil unrest involving public areas could cause people to avoid visiting some areas where our stores are located. Further, armed conflicts or acts of war throughout the world may create uncertainty, causing consumers to spend less on discretionary purchases, including on footwear, apparel and accessories, or disrupt our ability to obtain merchandise for our stores. Such decreases in consumer spending or disruptions in our ability to obtain merchandise would likely decrease our sales and materially adversely affect our financial condition and results of operations.

If our goodwill, intangible assets or long-lived assets become impaired, we may be required to record a significant charge to earnings.

We have a significant amount of goodwill and indefinite lived intangible assets. Our goodwill balance as of March 28, 2015 of $93.1 million was generated by the initial acquisition of Boot Barn Holding Corporation and the subsequent acquisitions of RCC and Baskins. Our indefinite lived intangible asset balance as of March 28, 2015 was $50.1 million. The Sheplers Acquisition is expected to result in an increase in our goodwill balance. We test goodwill, intangible assets and long-lived assets for impairment at least annually or more frequently if indicators of impairment exist. Goodwill, intangible assets and long-lived assets are considered to be impaired when the net book value of the asset exceeds its estimated fair value. No impairment losses have been recorded in the consolidated financial statements included elsewhere in this prospectus and we do not believe there is a reasonable likelihood that there will be a material change in the estimates or assumptions that we use to calculate long-lived asset impairment losses. However, an impairment of a significant portion of our goodwill, intangible assets or long-lived assets could materially adversely affect our financial condition and results of operations.

Risks related to the Sheplers Acquisition

We may not be able to successfully integrate Sheplers' business and realize the anticipated benefits of the Sheplers Acquisition.

The Sheplers Acquisition involves the integration of a western lifestyle company operating 25 retail stores and an industry-leading e-commerce business that previously operated independently. We will be required to devote significant management attention and resources to integrating the business practices and operations of Sheplers into our own business practices and operations. Potential difficulties that we may encounter as part of the integration process include the following:

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the inability to successfully integrate the Sheplers business in a manner that permits us to achieve the full synergies anticipated to result from the Sheplers Acquisition in a timely manner or at all;

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complexities associated with managing the Sheplers business, including the challenge of integrating complex systems, technology, networks and other assets in a seamless manner that minimizes any adverse impact on customers, suppliers, employees and other constituencies;

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integrating the Sheplers workforce while maintaining focus on providing consistent, high quality customer service;

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an adverse impact on sales at the Sheplers stores as we rebrand them under the Boot Barn banner, change the store assortment and clear aged and discontinued brands and merchandise; and

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potential unknown liabilities and unforeseen increased expenses associated with the Sheplers Acquisition (related to, among other things, environmental matters and regulatory compliance), including capital expenditures and one-time cash costs to integrate the Sheplers business.

Any of the foregoing could adversely affect our ability to maintain relationships with customers, suppliers, employees and other constituencies of ours or of Sheplers and our ability to achieve the anticipated benefits of the Sheplers Acquisition or could reduce our combined earnings or otherwise adversely affect our business and financial results.

Our future results will suffer if we do not effectively manage our expanded operations following the completion of the Sheplers Acquisition.

As a result of the Sheplers Acquisition, the size of our business will increase significantly beyond the current size of either our existing business or the Sheplers business. Our future success depends, in part, upon our ability to manage this expanded business, which will pose substantial challenges for our management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurances that we will be successful or that we will realize the expected operating efficiencies, cost savings and other benefits currently anticipated from the Sheplers business.

We may incur substantial expenses related to the Sheplers Acquisition and the integration of the Sheplers business.

We expect to incur substantial expenses in connection with the Sheplers Acquisition and the integration of the Sheplers business. There are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated, including purchasing, accounting and finance, sales, payroll, pricing, revenue management, marketing and benefits. We also anticipate substantial capital expenditures in connection with the rebranding of the Sheplers stores under the Boot Barn banner. While we have assumed that a certain level of expenses would be incurred, there are many factors beyond our control that could affect the total amount or the timing of the integration expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. These expenses could, particularly in the near term, exceed the savings that we expect to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings. These integration expenses may result in our taking significant charges against earnings, and the amount and timing of such charges are uncertain at present.

We are not providing audited historical financial information for the Sheplers business or pro forma financial statements reflecting the impact of the Sheplers Acquisition on our historical operating results.

We will be required to amend our Current Report on Form 8-K filed on July 2, 2015 to add audited financial statement data for the Sheplers business for its two most recent fiscal years as well as unaudited information for any relevant interim period, and, based on that financial statement data, pro forma financial statement information reflecting the estimated pro forma impact of the Sheplers Acquisition. We do not expect to file the amended Current Report on Form 8-K with the required financial information until after the closing of this offering and, as a result, we are not currently in a position to include this information in this prospectus. As a result, investors will be required to determine whether to participate in this offering without the benefit of this historical and pro forma financial information.

It is possible that the audit and review of Sheplers' financial statement data, our preparation of pro forma information or our experience operating the Sheplers business will require us to adjust our expectations regarding the impact of the Sheplers Acquisition on our business and financial results.

We are more highly leveraged than we were prior to the Sheplers Acquisition.

In connection with the Sheplers Acquisition, we refinanced our existing credit facilities, as well as Sheplers' existing credit facilities, with the New Credit Facilities, a $200.0 million term loan credit facility and a $125.0 million revolving credit facility. As a result, our consolidated indebtedness is greater than our indebtedness prior to the Sheplers Acquisition. This refinancing will have the effect, among other things, of reducing our flexibility to respond to changing business and economic conditions and increasing our borrowing costs.

Our borrowings under the New Credit Facilities are at variable rates, exposing us to interest rate risk.

The New Credit Facilities we entered into in connection with the Sheplers Acquisition provide for variable interest rates. As a result, if interest rates increase, our debt service obligations under the New Credit Facilities could increase even though the amount borrowed remained the same, which would adversely impact our net income.

Risks related to this offering and ownership of our common stock

The market price and trading volume of our common stock has been and may continue to be volatile, which could result in rapid and substantial losses for our stockholders, and you may lose all or part of your investment.

The market for specialty retail stocks can be highly volatile. Prior to the initial public offering of 5,000,000 shares of our common stock, there had been no public market for our stock. Shares of our common stock were sold in our initial public offering in October 2014 at a price of $16.00 per share. From October 30, 2014 to July 29, 2015, our common stock has traded as high as $34.43 and as low as $16.88. An active, liquid and orderly market for our common stock may not be sustained, which could depress the trading price of our common stock or cause it to be highly volatile or subject to wide fluctuations. The market price of our common stock has and may continue to fluctuate or may decline significantly in the future and you could lose all or part of your investment. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

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variations in our quarterly or annual financial results and operating performance and the performance of our competitors;

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publication of research reports or recommendations by securities or industry analysts about us, our competitors or our industry, or a lack of such securities analyst coverage;

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our failure or our competitors' failure to meet analysts' projections or guidance;

•
ratings downgrades by any securities analysts who follow our common stock;

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our levels of same store sales;

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sales or anticipated sales of large blocks of our common stock;

•
changes to our management team;

•
regulatory developments negatively affecting our industry;

•
changes in stock market valuations of our competitors;

•
the development and sustainability of an active trading market for our common stock;

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the public's response to press releases or other public announcements by us or third parties, including our filings with the SEC;

•
the performance and successful integration of any new stores that we open or acquire;

•
actions by competitors;

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announcements by us or our competitors of new product offerings or significant acquisitions;

•
short selling of our common stock by investors;

•
limited "public float" in the hands of a small number of persons whose sales or lack of sales of our common stock could result in positive or negative pricing pressure on the market price for our common stock;

•
fluctuations in the stock markets generally; and

•
changes in general market and economic conditions.

Further, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation, should it materialize, could result in substantial costs and divert our management's attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation. The threat or filing of class action litigation could cause the price of our common stock to decline.

Freeman Spogli & Co. holds a significant amount of our common stock, which may prevent other stockholders from influencing corporate decisions and may result in conflicts of interest that cause the price of our common stock to decline.

Freeman Spogli & Co. controls approximately 47.6% of the total voting power of our outstanding common stock. As a result, Freeman Spogli & Co. is in a position to dictate, or significantly influence, the outcome of any corporate actions requiring stockholder approval, including the election of directors and mergers, acquisitions and other significant corporate transactions. Freeman Spogli & Co., acting alone or in conjunction with other stockholders, may be able to delay or prevent a change of control from occurring, even if the change of control would benefit our stockholders. It is also possible that the interests of Freeman Spogli & Co. may in some circumstances conflict with our interests and the interests of our stockholders. This ownership concentration may adversely impact the trading of our common stock because of a perceived conflict of interest that may exist, thereby depressing the value of our common stock.

Our amended and restated certificate of incorporation contains provisions renouncing our interest and expectancy in certain corporate opportunities identified by or presented to Freeman Spogli & Co.

Freeman Spogli & Co. and its affiliates are in the business of providing capital to growing companies, and they may acquire interests in businesses that directly or indirectly compete with certain portions of our business. Our amended and restated certificate of incorporation provides that Freeman Spogli & Co. and its affiliates will not have any duty to refrain from (1) engaging, directly or indirectly, in our line of business or (2) doing business with any of our customers or suppliers. In the event that Freeman Spogli & Co. or its affiliates (other than in the capacity as one of our officers or directors) acquires knowledge of a potential business opportunity which may be a corporate opportunity for us, then Freeman Spogli & Co. does not have any duty to communicate or offer such business opportunity to us and may take any such opportunity for itself or offer it to another person. Our amended and restated certificate of incorporation also provides that Freeman Spogli & Co. and its officers, directors and employees will not be liable to us or to any of our stockholders for breach of any fiduciary or other duty by engaging in any such activity and we will waive and renounce any claim based on such activity. This provision applies even if the business opportunity is one that we might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. These potential conflicts of interest could have a material adverse effect on our business, financial condition, results of operations or prospects if attractive business opportunities are allocated by Freeman Spogli & Co. to itself or its other affiliates instead of to us. The terms of our amended and restated certificate of incorporation are more fully described in "Description of capital stock—Corporate opportunity."

Future sales of our common stock by existing stockholders could cause the price of our common stock to decline.

The market price for our common stock may decline as a result of sales of a substantial number of shares of our common stock in the public market after this offering, or the perception that such sales might occur. As of July 13, 2015, we had 26,138,350 shares of common stock outstanding. Each of our executive officers and directors and the selling stockholders have agreed, subject to certain exceptions, to be bound by a lock-up agreement that prevents us and them from selling or transferring shares of our common stock during the 90-day period following this offering. However, these shares will be freely tradable, subject to the limitations of Rule 144, in the public markets after the expiration of the lock-up period, which could depress the value of our common stock. Moreover, J.P. Morgan Securities LLC, Piper Jaffray & Co. and Jefferies LLC may, in their sole discretion, release any of the shares held by our current stockholders from the restrictions of the lock-up agreement at any time without notice, which would allow the immediate sale of these shares in the market, subject to the limitations of Rule 144. See "Underwriting."

Anti-takeover provisions in our corporate organizational documents and New Credit Facilities and under Delaware law may delay, deter or prevent a takeover of us and the replacement or removal of our management, even if such a change of control would benefit our stockholders.

The anti-takeover provisions under Delaware law, as well as the provisions contained in our corporate organizational documents, may make an acquisition of us more difficult. For example:

•
our amended and restated certificate of incorporation includes a provision authorizing our board of directors to issue blank check preferred stock without stockholder approval, which, if issued, would increase the number of outstanding shares of our capital stock and make it more difficult for a stockholder to acquire us;

•
our amended and restated bylaws provide that director vacancies and newly created directorships can only be filled by an affirmative vote of a majority of directors then in office;

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our amended and restated bylaws require advance notice of stockholder proposals and director nominations;

•
our amended and restated certificate of incorporation provides that our board of directors may adopt, amend, add to, modify or repeal our amended and restated bylaws without stockholder approval;

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our amended and restated bylaws do not permit our stockholders to act by written consent without a meeting unless that action is taken with regard to a matter that has been approved by our board of directors or requires the approval only of certain classes or series of our stock;

•
our amended and restated certificate of incorporation contains a requirement that, to the fullest extent permitted by law, certain proceedings against or involving us or our directors, officers or employees must be brought exclusively in the Court of Chancery of the State of Delaware unless we consent in writing to an alternative forum;

•
our amended and restated bylaws do not permit our stockholders to call special meetings; and

•
the General Corporation Law of the State of Delaware, or the DGCL, may prevent any stockholder or group of stockholders owning at least 15% of our common stock from completing a merger or acquisition of us.

Our debt instruments also contain provisions that could have the effect of making it more difficult or less attractive for a third party to acquire control of us. Our New Credit Facilities provide that a change of control constitutes an event of default under such credit facility and would permit the lenders to declare the indebtedness incurred thereunder to be immediately due and payable. Our future credit facilities may contain similar provisions. The need to repay all such indebtedness may deter potential third parties from acquiring us.

Under these various provisions in our amended and restated certificate of incorporation, amended and restated bylaws and New Credit Facilities, a takeover attempt or third-party acquisition of us, including a takeover attempt that may result in a premium over the market price for shares of our common stock, could be delayed, deterred or prevented. In addition, these provisions may prevent the market price of our common stock from increasing in response to actual or rumored takeover attempts and may also prevent changes in our management. As a result, these anti-takeover and change of control provisions may limit the price that investors are willing to pay in the future for shares of our common stock.

Our failure to maintain adequate internal controls over our financial and management systems may cause errors in our financial reporting. These errors may cause a loss of investor confidence and result in a decline in the price of our common stock.

Our public company reporting obligations and our anticipated growth may place additional burdens on our financial and management systems, internal controls and employees. In addition, pursuant to Section 404 of the Sarbanes-Oxley Act, which we refer to as "Section 404," we are required to complete the process of documentation currently underway, and the testing of our internal controls so that our management can certify the effectiveness of our internal controls over financial reporting by the time our annual report for fiscal 2016 is due and annually thereafter.

We are currently taking the necessary steps to comply with Section 404. However, this process is time consuming and costly. If, during this process, we identify one or more material weaknesses in our internal controls, it is possible that our management may be unable to certify that our internal controls are effective by the certification deadline. We cannot be certain we will be able to successfully complete the implementation and certification requirements of Section 404 within the time period allowed.

Moreover, if we identify any material weaknesses or deficiencies that aggregate to a material weakness in our internal controls, we will have to implement appropriate changes to these controls, which may require specific compliance training for our directors, officers and employees, require the hiring of additional finance, accounting, legal and other personnel, entail substantial costs to modify our existing accounting systems and take a significant period of time to complete. Such changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could materially impair our ability to operate our business. Effective internal controls are necessary for us to produce reliable financial reports and are important to prevent fraud. As a result, our failure to satisfy the requirements of Section 404 on a timely basis could result in us being subject to regulatory action and a loss of investor confidence in the reliability of our financial statements, both of which in turn could cause the market value of our common stock to decline and affect our ability to raise capital.

We will continue to incur significant expenses as a result of being a publicly traded company, which may negatively impact our earnings.

As a public company we incur and expect to continue to incur significant incremental legal, accounting, insurance and other expenses. Compliance with the Sarbanes-Oxley Act and the rules implemented by the SEC and the stock exchanges required changes to our corporate governance practices that did not apply to us before we became a public company. In addition, the reporting requirements of the Exchange Act require, among other things, that we file annual, quarterly and current reports with respect to our business and financial condition. Our compliance with these laws, rules and regulations has increased, and will continue to increase, our expenses, including legal and accounting costs, and has made, and will continue to make, some of our operations more costly and time consuming. In addition, it may also be more difficult for us to find and retain qualified persons to serve on our board of directors or as executive officers. Further, any additional expenses in legal, accounting, insurance and other related expenses could reduce our earnings and have a material adverse effect on our financial condition and results of operations.

If securities or industry analysts do not publish research and reports or publish inaccurate or unfavorable research and reports about our business, the price and trading volume of our common stock could decline.

The trading market for our common stock is influenced by the research and reports that securities or industry analysts publish about us or our business. If securities or industry analyst coverage of one or more of the analysts who covers us downgrades our common stock or publishes inaccurate or unfavorable research about our business, the price of our common stock would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our common stock could decrease, which could cause the price of our common stock and trading volume to decline.

We do not currently intend to pay cash dividends on our common stock, which may make our common stock less desirable to investors and decrease its value.

We intend to retain all of our available funds for use in the operation and expansion of our business and do not anticipate paying any cash dividends on our common stock for the foreseeable future. Any future determination to pay cash dividends on our common stock will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, results of operations and liquidity, legal requirements and restrictions imposed by the terms of our New Credit Facilities or that may be imposed by any future financing instruments. Therefore, you may only receive a return on your investment in our common stock if the market price increases above the price at which you purchased it, which may never occur. See "Dividend policy."

We take advantage and will continue to take advantage of the reduced disclosure requirements applicable to "emerging growth companies," which may make our common stock less attractive to investors.

The JOBS Act provides that, so long as a company qualifies as an "emerging growth company," it will, among other things:

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be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that its independent registered public accounting firm provide an attestation report on the effectiveness of its internal controls over financial reporting;

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be exempt from the "say on pay" and "say on golden parachute" advisory vote requirements of the Dodd-Frank Act;

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be exempt from certain disclosure requirements of the Dodd-Frank Act relating to compensation of its executive officers and be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Exchange Act; and

•
be permitted to provide a reduced level of disclosure concerning executive compensation and be exempt from any rules that may be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotations or a supplement to the auditor's report on the financial statements.

If we remain an emerging growth company, we may take advantage of these exemptions. We cannot predict if investors will find our common stock less attractive if we elect to rely on these exemptions, or if taking advantage of these exemptions would result in less active trading or more volatility in the price of our common stock. Also, as a result of our taking advantage of some or all of the reduced regulatory and reporting requirements that are available to us as long as we qualify as an emerging growth company, our financial statements may not be comparable to companies that fully comply with regulatory and reporting requirements upon the public company effective dates.

Special note regarding forward-looking statements

This prospectus and the documents incorporated by reference herein contain forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical or current fact included in this prospectus are forward-looking statements. Forward-looking statements refer to our current expectations and projections relating to, by way of example and without limitation, our financial condition, liquidity, profitability, results of operations, margins, plans, objectives, strategies, future performance, business and industry. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project," "plan," "intend," "believe," "may," "might," "will," "could," "should," "can have," "likely" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events, but not all forward-looking statements contain these identifying words. For example, all statements we make relating to our estimated and projected earnings, revenues, costs, expenditures, cash flows, growth rates and financial results, our plans and objectives for future operations, growth or initiatives, strategies or the expected outcome or impact of pending or threatened litigation are forward-looking statements. We believe the risks attending any forward-looking statements include, but are not limited to, those described in the sections entitled "Risk factors" in this prospectus and our Form 10-K and include, among other things:

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declines in consumer confidence and decreases in consumer spending or changes in consumer preferences;

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our ability to successfully open a significant number of new stores and adapt to the preferences of new geographic markets in which those stores open;

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our ability to maintain and enhance a strong brand image;

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our ability to attract customers in the various retail venues and geographic markets in which our stores are currently located or in which we may open stores in the future;

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our ability to compete effectively in an environment of intense competition;

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our ability to generate adequate cash from our existing stores to support our growth;

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our ability to effectively adapt to our rapid expansion in recent years and our planned future expansion;

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our ability to successfully integrate any new distribution model into our operations;

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our dependence on third-party suppliers to provide us with sufficient quantities of merchandise at acceptable prices;

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our ability to improve and expand our exclusive product offerings;

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our ability to balance our private brand merchandise with third-party branded merchandise;

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price reductions or inventory shortages resulting from failure to purchase the appropriate amount of inventory in advance of the season in which it will be sold;

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increases in the costs of fabrics, raw materials, labor or transportation;

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failure of our suppliers and their manufacturing sources to use acceptable labor or other practices;

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our inability to hire or retain key executive management and other talent required for our business;

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failure of our management information systems to support our current and growing business;

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our reliance upon third-party transportation providers for our e-commerce merchandise shipments;

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risks relating to our e-commerce website, such as diversion of traffic from our stores, liability for online content and government regulation of the Internet;

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disruptions in our internal operations or management information systems due to system security failures;

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litigation costs and the outcomes of litigation;

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the impact of changes in or violations of laws or regulations;

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our ability to manage strategic transactions that may impact our liquidity, increase our expenses and distract our management;

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our ability to successfully integrate Sheplers' business and realize the anticipated benefits of the Sheplers Acquisition; and

•
the possibility that our goodwill, intangible assets or long-lived assets might become impaired.

We derive many of our forward-looking statements from our current operating budgets and forecasts, which are based upon detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. For these reasons, we caution readers not to place undue reliance on these forward-looking statements.

See the sections entitled "Risk factors" in this prospectus and our Form 10-K for a more complete discussion of the risks and uncertainties mentioned above and for a discussion of other risks and uncertainties. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements as well as others made in this prospectus and in our other SEC filings and public communications. You should evaluate all forward-looking statements made by us in the context of these risks and uncertainties.

We caution you that the risks and uncertainties identified by us may not be all of the factors that are important to you. Furthermore, the forward-looking statements included in this prospectus are made only as of the date hereof. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that we may make. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Use of proceeds

The selling stockholders named in this prospectus, who are certain of our directors, officers and other affiliates, are offering 5,500,000 shares of common stock. See "Principal and selling stockholders." We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders, including the sale of any shares by the selling stockholders if the underwriters exercise their option to purchase additional shares. Certain of the selling stockholders will exercise stock options to purchase all or a portion of the shares they are offering hereby. The proceeds we receive from these stock option exercises will be used by us for general corporate purposes. We have agreed to pay the expenses of the selling stockholders related to this offering other than underwriting discounts and commissions.

Price range of our common stock

Our common stock has been listed on the NYSE under the symbol "BOOT" since October 30, 2014. Prior to that date, there was no established public trading market for our common stock. The following table sets forth the range of high and low sales price on the NYSE of our common stock for the periods indicated, as reported by the NYSE. Such quotations represent interdealer prices without retail markdown or commission, and may not necessarily represent actual transactions.

Fiscal 2015	Low	High

Third quarter (October 30, 2014 to December 27, 2014)	$16.88	$23.12
Fourth quarter (December 28, 2014 to March 28, 2015)	$17.55	$25.95

Fiscal 2016	Low	High

First quarter (March 29, 2015 to June 27, 2015)	$21.80	$31.59
Second quarter (June 28, 2015 to July 29, 2015)	$29.92	$34.43

On July 29, 2015, the closing price per share of our common stock on the NYSE was $31.55. As of July 29, 2015, there were 39 holders of record of our common stock. The number of holders of record is based upon the actual number of holders registered at such date and does not include holders of shares in "street name" or persons, partnerships, associates, corporations or other entities in security position listings maintained by depositories.

Dividend policy

On April 17, 2014, we paid a special pro rata cash dividend of approximately $39.9 million in the aggregate to record holders of the outstanding shares of our common stock as of the record date of April 14, 2014. See "Management's discussion and analysis of financial condition and results of operations—Liquidity and capital resources—Financing activities" included in our Form 10-K and incorporated by reference herein. However, we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We anticipate that we will retain all of our available funds to repay existing indebtedness and for use in the operation and expansion of our business.

Any future determination as to the payment of cash dividends on our common stock will be at the discretion of our board of directors and will depend on our financial condition, operating results, current and anticipated cash needs, plans for expansion, legal requirements and other factors that our board of directors considers to be relevant. In addition, financial and other covenants in our New Credit Facilities restrict our ability to pay cash dividends on our common stock. As a result, capital appreciation, if any, of our common stock will be your sole source of gain from your purchase of our common stock for the foreseeable future.

Capitalization

The table below sets forth our cash and cash equivalents and capitalization as of March 28, 2015.

You should read the information in this table together with "Management's discussion and analysis of financial condition and results of operations" and our consolidated financial statements, condensed consolidated financial statements and accompanying notes included in our Form 10-K and incorporated by reference herein.

In connection with this offering, certain of the selling stockholders will exercise              stock options to acquire              newly-issued shares of common stock to be sold in this offering. If the underwriters exercise their option to purchase additional shares in full, an additional              shares of common stock will be issued upon the exercise of               stock options and sold in this offering.

(in thousands, except share data)	As of March 28, 2015

(unaudited)
Cash and cash equivalents	$1,448

Long-term debt (including current portion):
Revolving credit facility	$16,200
Term loan facility (excluding $798 of unamortized value of debt discount)	74,202

Total debt(1)	90,402
Stockholders' equity:
Common stock, $0.0001 par value; 100,000,000 shares authorized, 25,824,569 shares issued and outstanding	3
Preferred stock, $0.0001 par value; 10,000,000 shares authorized, no shares issued or outstanding	—
Additional paid-in capital	128,693
Retained earnings	13,726

Total stockholders' equity	142,422

Total capitalization	$232,824

(1)    On June 29, 2015, we entered into the New Credit Facilities and refinanced our existing indebtedness. As of July 25, 2015, $66.7 million was outstanding under the New ABL Credit Facility and $193.6 million (net of $6.4 million debt discount) was outstanding under the New Term Loan.

Principal and selling stockholders

The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of July 13, 2015 by:

•
each person, or group of affiliated persons, known by us to own beneficially more than 5% of our outstanding shares of common stock;

•
each of our directors;

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each of our named executive officers; and

•
all of our current executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of our common stock subject to options currently exercisable or exercisable within 60 days of July 13, 2015, including options to acquire              shares that will be exercised by certain of the selling stockholders in connection with this offering, are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage of any other person. Percentage of beneficial ownership is based upon the 26,138,350 shares of our common stock outstanding as of July 13, 2015. To our knowledge, except as set forth in the footnotes to this table and subject to community property laws where applicable, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name. Except as otherwise indicated, the address of each of the persons in this table is: c/o Boot Barn Holdings, Inc., 15776 Laguna Canyon Road, Irvine, California 92618.

				Shares beneficially owned after this offering assuming no exercise of the underwriters' option			Shares beneficially owned after this offering assuming full exercise of the underwriters' option
						Number of additional shares offered if underwriters' option is exercised in full
	Shares beneficially owned prior to this offering
			Number of shares being offered
	Number	Percentage		Number	Percentage		Number	Percentage

5% Stockholders:
Freeman Spogli & Co.(1)	12,432,463	47.6%
Directors and named executive officers:
Greg Bettinelli(2)	62,012	*
Brad J. Brutocao	—	—
Christian B. Johnson	—	—
Brenda I. Morris	3,125	*
J. Frederick Simmons	—	—
Peter Starrett(3)	313,016	1.2%
James G. Conroy(4)	122,660	*
Gregory V. Hackman(5)	—	—
Paul Iacono(6)	84,375	*
Laurie Grijalva(7)	58,875	*

All directors and executive officers as a group (10 persons)	644,063	2.4%

*      Less than one percent.

(1)    FS Equity Partners VI, L.P., or FSEP VI, is the holder of record of 11,925,866 of the indicated shares. FS Affiliates VI, L.P., or FS Affiliates, is the holder of record of 506,597 of the indicated shares. By virtue of being the general partner of FSEP VI, FS Capital Partners VI, LLC has sole voting and dispositive power of the 12,432,463 shares held by FSEP VI and FS Affiliates. By virtue of being the managing members of FS Capital Partners VI, LLC, Brad J. Brutocao, Bradford M. Freeman, Benjamin D. Geiger, Todd W. Halloran, Jon D. Ralph, John M. Roth, J. Frederick Simmons, Ronald P. Spogli and William M. Wardlaw may be deemed to have shared voting and dispositive power with respect to the shares of Common Stock held by FSEP VI and FS Affiliates. Messrs. Brutocao, Freeman, Geiger, Halloran, Ralph, Roth, Simmons, Spogli and

Wardlaw have disclaimed beneficial ownership of the shares of Common Stock held by FSEP VI and FS Affiliates except to the extent of their pecuniary interest in the shares. The business address of FSEP VI and FS Capital Partners VI, LLC is c/o Freeman Spogli & Co., 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, CA 90025.

(2)    The indicated shares consist of (i) 3,122 shares held of record and (ii) 58,890 shares subject to outstanding options which are exercisable within 60 days of July 13, 2015. In addition, Mr. Bettinelli holds unvested options to acquire an additional 39,260 shares.

(3)    The indicated shares consist of (i) 135,486 shares held of record by the Starrett Family Trust, dated April 11, 1999, and (ii) 177,530 shares subject to outstanding options which are exercisable within 60 days of July 13, 2015. In addition, Mr. Starrett holds unvested options to acquire an additional 168,170 shares.

(4)   The indicated shares consist of 122,660 shares subject to outstanding options which are exercisable within 60 days of July 13, 2015. In addition, Mr. Conroy holds unvested options to acquire an additional 516,943 shares and restricted stock units for 7,807 shares.

(5)    Mr. Hackman holds unvested options to acquire 106,506 shares and restricted stock units for 867 shares.

(6)   The indicated shares consist of (i) 45,125 shares held of record and (ii) 39,250 shares subject to outstanding options which are exercisable within 60 days of July 13, 2015. In addition, Mr. Iacono holds unvested options to acquire an additional 81,102 shares and restricted stock units for 1,041 shares.

(7)    The indicated shares consist of 58,875 shares subject to outstanding options which are exercisable within 60 days of July 13, 2015. In addition, Ms. Grijalva holds unvested options to acquire an additional 92,813 shares and restricted stock units for 1,908 shares.

Description of capital stock

We have provided below a summary description of our capital stock. This description is not complete. You should read the full text of our amended and restated certificate of incorporation and amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, as well as the provisions of applicable Delaware law.

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.0001 per share. There were 26,138,350 shares of our common stock outstanding as of July 13, 2015. Unless our board of directors determines otherwise, shares of our capital stock are in uncertificated form.

Common stock

Holders of shares of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our amended and restated certificate of incorporation does not provide for cumulative voting rights, which means that the holders of a majority of our shares of common stock can elect all of the directors then standing for election.

Holders of shares of our common stock are entitled to receive pro rata dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any series of preferred stock that we may designate in the future.

Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our common stock will be entitled to receive pro rata our remaining assets available for distribution.

Holders of shares of our common stock do not have preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of the holders of shares of our common stock are subject to, and may be adversely affected by, the rights of the holders of any shares of any series of preferred stock that we may designate in the future.

Preferred stock

Our amended and restated certificate of incorporation authorizes our board of directors to issue up to 10,000,000 shares of preferred stock in one or more series (including convertible preferred stock). Unless required by law or by any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by our stockholders. Our board of directors is able to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

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the designation of the series;

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the number of shares of the series, which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares of that series then outstanding;

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the voting rights, if any, of the holders of the series;

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whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

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the dates at which dividends, if any, will be payable;

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the rights of priority and amounts payable, if any, on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

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the redemption rights and price or prices, if any, for shares of the series;

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the terms of any purchase, retirement or sinking fund, if any, provided for shares of the series;

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the terms, if any, upon which the shares of the series will be convertible into or exchangeable for shares of any other class, classes or series, or other securities, whether issued by our company or by any other entity;

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restrictions, if any, upon issuance of indebtedness of our company so long as any shares of the series are outstanding; and

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restrictions, if any, on the issuance of shares of the same series or of any other class or series.

The issuance of preferred stock may adversely affect the rights of holders of our common stock by, among other things:

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restricting dividends on the common stock;

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diluting the voting power of the common stock;

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impairing the liquidation rights of the common stock; or

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discouraging, delaying or preventing a change in control of our company without further action by the stockholders.

As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock. We have no present plans to issue any shares of preferred stock.

Authorized but unissued capital stock

The DGCL does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which will apply so long as the common stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

Registration rights

In addition to rights of sale under Rule 144, several of our existing stockholders, who will hold an aggregate of               shares of our common stock after this offering or              shares of our common stock if the underwriters exercise in full their option to purchase additional shares, will have registration rights which enable them to include their shares in a registration statement we file to allow for the resale of their shares to the public. In addition, Freeman Spogli & Co. will be able to exercise one remaining demand registration right, which would require us to register for resale under the Securities Act its shares of common stock. If any registration rights are exercised, we will generally be responsible for all registration and offering expenses other than underwriter fees, discounts and commissions.

Anti-takeover effects of our amended and restated certificate of incorporation and amended and restated bylaws and provisions of Delaware law

Undesignated preferred stock

As discussed above, the ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us or otherwise effect a change in control of us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company. Such provisions may also impede or discourage transactions that some, or a majority, or our stockholders might believe to be in their best interests, or in which our stockholders might receive a premium for their shares of common stock over the market price for such shares.

Requirements for advance notification of stockholder meetings, nominations and proposals; board vacancies

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors. In order for any matter to be "properly brought" before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Additionally, vacancies and newly created directorships may be filled only by a vote of a majority of the directors then in office, even though less than a quorum, and not by the stockholders. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of our company.

Amendments to our amended and restated certificate of incorporation and amended and restated bylaws

The DGCL provides that, unless a corporation's certificate of incorporation provides otherwise, the affirmative vote of holders of shares constituting a majority of the votes of all shares entitled to vote may approve amendments to the certificate of incorporation. Our amended and restated certificate of incorporation does not provide for any different approval requirement.

Our amended and restated certificate of incorporation authorizes our board of directors to adopt, amend, add to, modify or repeal our amended and restated bylaws without stockholder approval.

Limitations on stockholder action by written consent

Our amended and restated bylaws prohibits the taking of any action of our stockholders by written consent without a meeting, unless that action is taken with regard to a matter that has been approved by our board of directors or requires the approval only of certain classes or series of our stock. This may lengthen the amount of time required to take stockholder action.

Exclusive venue

Our amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, (3) any action asserting a claim against us arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or amended and restated bylaws and (4) any action asserting a claim against us governed by the internal affairs doctrine will have to be brought in the Court of Chancery of the State of Delaware unless we consent in writing to an alternative forum. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Stockholder meetings

Our amended and restated certificate of incorporation provides that special meetings of the stockholders may be called only by or at the direction of our board of directors. Our amended and restated bylaws allows the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

No cumulative voting

The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting. The absence of cumulative voting makes it more difficult for a minority stockholder to elect a director to our board.

Delaware anti-takeover statute

We have not opted out of, and therefore are subject to, Section 203 of the DGCL. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

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prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

These provisions generally prohibit or delay the accomplishment of mergers, assets or stock sales or other takeover or change-in-control attempts that are not approved by a company's board of directors. Generally, a business combination includes a merger, an asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation's outstanding voting stock. We expect that Section 203 would have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. In such event, we would also anticipate that Section 203 could defer, delay or discourage offers or takeover attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the supermajority stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Corporate opportunity

Our amended and restated certificate of incorporation provides that neither Freeman Spogli & Co. nor its affiliates have any duty to refrain from engaging directly or indirectly in a corporate opportunity in the same or similar lines of business in which we now engage or propose to engage. In addition, in the event that Freeman Spogli & Co. acquires knowledge of a potential transaction or other business or employee thereof, it shall not be liable to us nor to any of our stockholders (or any affiliates thereof) for breach of any fiduciary or other duty by engaging in any such activity and we waive and renounce any claim based on such activity. This provision applies even if the business opportunity is one that we might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so.

Limitations of liability and indemnification

We have agreed to indemnify each of our stockholders who have registration rights against certain liabilities in connection with a demand or piggyback registration of shares of our common stock, including under the Securities Act.

Market listing

Our common stock trades on the NYSE under the symbol "BOOT."

Transfer agent and registrar

The transfer agent and registrar for our common stock is ComputerShare Trust Company, N.A.

Material United States federal income tax consequences to non-U.S. holders of our common stock

The following is a summary of the material U.S. federal income tax consequences of the acquisition, ownership, and disposition of our common stock to a non-U.S. holder that purchases shares of our common stock for cash in this offering. For purposes of this summary, a "non-U.S. holder" means a beneficial owner of our common stock that is, for U.S. federal income tax purposes:

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a nonresident alien individual;

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a foreign corporation (or an entity treated as a foreign corporation for U.S. federal income tax purposes);

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a foreign estate; or

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a foreign trust.

In the case of a holder that is classified as a partnership for U.S. federal income tax purposes, the tax treatment of a partner in that partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. If you are a partner in a partnership holding our common stock, then you should consult your own tax advisor.

This summary is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the "Code," the U.S. Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative procedures of the Internal Revenue Service, or the IRS, all as in effect as of the date hereof. These authorities are subject to change and to differing interpretations, possibly with retroactive effect, which could result in U.S. federal income tax consequences different from those summarized below. No ruling has been or will be sought from the IRS with respect to the matters summarized below, and there can be no assurance that the IRS will not take a contrary position regarding the U.S. federal income tax consequences of the acquisition, ownership, or disposition of our common stock, or that any such contrary position would not be sustained by a court.

This summary is not a complete analysis of all of the potential U.S. federal income tax consequences relating to the acquisition, ownership, and disposition of our common stock by non-U.S. holders, nor does it address any U.S. federal estate or gift tax consequences, any tax consequences arising under any state, local, or foreign tax laws, any consequences under the 3.8% Medicare contribution tax on net investment income or any consequences under other U.S. federal tax laws. In addition, this discussion does not address tax consequences resulting from a non-U.S. holder's particular circumstances or to non-U.S. holders that may be subject to special tax rules, including, without limitation:

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partnerships, other pass-through entities, or beneficial owners of interests in those entities;

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foreign governments or entities they control;

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"controlled foreign corporations" and their stockholders;

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"passive foreign investment companies" and their stockholders;

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corporations that accumulate earnings to avoid U.S. federal income tax;

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U.S. expatriates and former long-term residents of the U.S.;

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banks, insurance companies and other financial institutions;

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persons subject to the alternative minimum tax;

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tax-exempt pension funds and other tax-exempt organizations;

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tax-qualified retirement plans;

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traders, brokers, and dealers in securities, commodities, or currencies;

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persons that own or have owned, or are deemed to own or have owned, more than 5% of our common stock (except to the extent specifically set forth below);

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persons who hold our common stock as a position in a hedging transaction, "straddle," "conversion transaction" or other risk reduction transaction;

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persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

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persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); and

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persons deemed to sell our common stock under the constructive sale provisions of the Code.

Prospective investors should consult their tax advisors regarding the particular U.S. federal income tax consequences to them of acquiring, owning, and disposing of our common stock, as well as any tax consequences arising under any state, local, or foreign tax laws and any other U.S. federal tax laws. Prospective investors should also consult their tax advisors regarding the potential impact of any applicable income tax treaty.

Distributions on common stock

If we make a distribution of cash or property (other than certain stock distributions) with respect to our common stock, or effect one of certain redemptions that are treated for tax purposes as distributions with respect to our common stock, any such distributions or redemptions will constitute dividends for U.S. federal tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If such a distribution exceeds both our current and our accumulated earnings and profits, the excess will be allocated ratably among the shares of common stock with respect to which the distribution is made, will constitute a return of capital, and will first be applied against and reduce the non-U.S. holder's adjusted tax basis in those shares of common stock, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a non-U.S. holder's tax basis in that non-U.S. holder's shares of common stock then will be treated as gain from the sale of that common stock, subject to the tax treatment described below under "Gain on disposition of common stock." A non-U.S. holder's adjusted tax basis in a share of common stock is generally the purchase price of the share, reduced by the amount of any distributions constituting a return of capital with respect to that share.

Any dividend paid to a non-U.S. holder of our common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividend, or such lower rate as may be specified by an applicable income tax treaty. If a non-U.S. holder is eligible for benefits under an income tax treaty and wishes to claim a reduced rate of withholding, the non-U.S. holder generally will be required to provide us or our paying agent with a properly completed IRS Form W-8BEN, Form W-8BEN-E, or other applicable form, certifying under penalties of perjury the non-U.S. holder's qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of the dividend and must be updated periodically. Special certification requirements apply to non-U.S. holders that hold common stock through certain foreign intermediaries. Non-U.S. holders that do not timely provide the required certifications, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If we are not able to determine whether a distribution will exceed current and accumulated earnings and profits at the time the distribution is made, we may withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. holder may obtain a refund of amounts that we withhold to the extent attributable to the portion of the distribution in excess of our current and accumulated earnings and profits.

If a non-U.S. holder holds our common stock in connection with the conduct of a trade or business in the U.S., and dividends paid on the common stock are effectively connected with the non-U.S. holder's U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the U.S., as defined under the applicable treaty), the non-U.S. holder will be exempt from U.S. federal withholding tax on the dividends. To claim the exemption, the non-U.S. holder must provide us or our paying agent with a properly executed IRS Form W-8ECI (or other applicable form) prior to the payment of the dividends. Any dividends paid on our common stock that are effectively connected with a non-U.S. holder's U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the U.S., as defined under the applicable treaty) generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates generally applicable to U.S. persons or at such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes also may be subject to an additional branch profits tax equal to 30% (or such lower rate as is specified by an applicable income tax treaty) of a portion of its earnings and profits for the taxable year that are treated as effectively connected with a U.S. trade or business, as adjusted for certain items.

Gain on disposition of common stock

Subject to the discussions below regarding backup withholding and legislation commonly referred to as the Foreign Account Tax Compliance Act, or FATCA, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale, exchange, or other taxable disposition of our common stock, unless:

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the gain is effectively connected with the non-U.S. holder's conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base, as defined under the applicable treaty, maintained by the non-U.S. holder in the U.S.), in which case the non-U.S. holder will be required to pay tax on the net gain derived from the sale, exchange, or other taxable disposition (net of certain deductions or credits) under regular graduated U.S. federal income tax rates generally applicable to U.S. persons or at such lower rate as may be specified by an applicable income tax treaty, and, in the case of a non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes, such non-U.S. holder may be subject to a branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty;

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the non-U.S. holder is an individual who is present in the U.S. for a period or periods aggregating 183 days or more during the taxable year in which the sale, exchange, or other taxable disposition occurs and certain other conditions are met, in which case the non-U.S. holder will be subject to U.S.

  federal income tax at a flat 30% rate (or such lower rate as is specified by an applicable income tax treaty) on the gain derived from the sale, exchange, or other taxable disposition, which gain may be offset by U.S. source capital losses (even though the non-U.S. holder is not considered a resident of the U.S.) provided that the non-U.S. holder has timely filed U.S. federal income tax returns reporting those losses; or

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our common stock constitutes a "United States real property interest" by reason of (i) our having a status as a "United States real property holding corporation," or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder's holding period for our common stock, and (ii) in the case where shares of our common stock are regularly traded on an established securities market, the non-U.S. holder having owned, directly or indirectly, more than 5% of our common stock at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder's holding period for our common stock. In that case, the non-U.S. holder will be required to pay tax on the net gain derived from the sale, exchange, or other taxable disposition (net of certain deductions or credits) under regular graduated U.S. federal income tax rates generally applicable to U.S. persons or at such lower rate as may be specified by an applicable income tax treaty, and the gross proceeds from the applicable transaction may be subject to a 10% withholding tax, which the non-U.S. holder may claim as a credit against the non-U.S. holder's U.S. federal income tax liability. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose. We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC at any time depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Generally, we would be a USRPHC if the fair market value of our United States real property interests were to equal or exceed 50% of the sum of the fair market values of our worldwide real property interests and other assets used or held for use in a trade or business, all as determined for U.S. federal income tax purposes.

Information reporting and backup withholding

Generally, we must report annually to the IRS and to each non-U.S. holder the amount of dividends and other distributions paid to the non-U.S. holder and the amount of tax, if any, withheld with respect to those distributions. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in the non-U.S. holder's country of residence.

A non-U.S. holder may be subject to backup withholding with respect to dividends paid on shares of our common stock, unless, generally, the non-U.S. holder certifies under penalties of perjury (on IRS Form W-8BEN, Form W-8BEN-E or other applicable form) that the non-U.S. holder is not a U.S. person or otherwise establishes an exemption. Proceeds of the sale or other taxable disposition of shares of our common stock may be subject to backup withholding or information reporting or both, unless the applicable withholding agent receives the certification described above. The backup withholding rate is 28%. Additional rules relating to information reporting requirements and backup withholding with respect to payments of the proceeds from the disposition of shares of our common stock are as follows:

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If the proceeds are paid to or through the U.S. office of a broker, the proceeds generally will be subject to backup withholding and information reporting, unless the non-U.S. holder certifies under penalties of perjury (on IRS Form W-8BEN, Form W-8BEN-E or other applicable form) that the non-U.S. holder is not a U.S. person or otherwise establishes an exemption.

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If the proceeds are paid to or through a non-U.S. office of a broker that is not a U.S. person and is not a foreign person with certain specified U.S. connections, which we refer to below as a "U.S.-related person," information reporting and backup withholding generally will not apply.

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If the proceeds are paid to or through a non-U.S. office of a broker that is a U.S. person or a U.S.-related person, the proceeds generally will be subject to information reporting (but not to backup withholding), unless the non-U.S. holder certifies under penalties of perjury (on IRS Form W-8BEN, Form W-8BEN-E or other applicable form) that the non-U.S. holder is not a U.S. person or otherwise qualifies for an exemption.

Backup withholding is not a tax. Any amounts withheld from a non-U.S. holder under the backup withholding rules may be allowed as a refund or a credit against the non-U.S. holder's U.S. federal income tax liability, provided that the non-U.S. holder timely furnishes the required information to the IRS.

FATCA

FATCA imposes a 30% U.S. withholding tax on dividends on our common stock and the gross proceeds from a disposition of our common stock paid to:

(i)     a "foreign financial institution" (as specifically defined for purposes of FATCA) unless the institution enters into an agreement with the U.S. Treasury to collect and disclose information regarding the institution's U.S. account holders (including certain account holders that are foreign entities with U.S. owners) and to withhold on certain payments, or unless it otherwise qualifies for an exemption, and

(ii)    a "non-financial foreign entity" (also as specifically defined for purposes of FATCA) unless the entity certifies to the payor that it does not have any substantial direct or indirect U.S. owners or provides information identifying the substantial U.S. owners of the entity (which generally include any U.S. person who directly or indirectly owns more than 10% of the entity), or unless the entity agrees to report that information to the IRS or otherwise qualifies for an exemption.

FATCA withholding applies to dividends paid after June 30, 2014 (or, in certain circumstances, after later dates) and to gross proceeds from sales or other dispositions of our common stock after December 31, 2016. Where applicable, intergovernmental agreements between the U.S. and other countries with respect to the implementation of FATCA and non-U.S. laws, regulations and other authorities enacted or issued with respect to those intergovernmental agreements may modify the FATCA requirements described above. You are encouraged to consult with your own tax advisor regarding the possible implications of this legislation on your investment in our common stock.

The summary of material U.S. federal income tax consequences above is included for general information purposes only. Potential purchasers of our common stock are urged to consult their own tax advisors to determine the U.S. federal, state, local and non-U.S. tax considerations of purchasing, owning and disposing of our common stock.

Shares eligible for future sale

We cannot predict the effect, if any, that sales of shares or availability of any shares for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of common stock (including shares issued on the exercise of options, warrants or convertible securities, if any) or the perception that such sales could occur, could adversely affect the market price of our common stock and our ability to raise additional capital through future sales of securities. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of the contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after the restrictions lapse, or the perception that such sales could occur, could adversely affect the prevailing market price for our common stock as well as our ability to raise equity capital in the future.

We may issue shares of our common stock from time to time as consideration for future acquisitions, investments or other corporate purposes. In the event any such acquisition, investment or other transaction is significant, the number of shares of common stock that we issue may in turn be significant. In addition, we may also grant registration rights covering those shares of common stock issued in connection with any such acquisitions or investments.

As of July 13, 2015, 26,138,350 shares of common stock were outstanding. In addition, options to acquire 2,704,178 shares of our common stock were outstanding as of such date, including options to acquire           shares that will be exercised by certain selling stockholders in connection with this offering. All of the shares of our common stock sold in the initial public offering, the secondary offering completed in February 2015 and in this offering, and all of the shares of common stock issued under our equity incentive plans will be freely tradable unless held by an "affiliate" of ours, as that term is defined in Rule 144 promulgated under the Securities Act, which shares will be subject to the volume limitations and other restrictions of Rule 144 described below. The remaining shares of common stock that will be outstanding after this offering will be "restricted securities," as defined in Rule 144. These restricted securities may be resold only after registration under the Securities Act or pursuant to an exemption from such registration, including, among others, the exemptions provided by Rules 144 and 701 under the Securities Act, which rules are summarized below, and subject to the provisions of any applicable lock-up agreements described below.

Rule 144

In general, under Rule 144 a person (or persons whose shares are aggregated) who may be deemed our affiliate is entitled to sell within any three-month period a number of restricted securities that does not exceed the greater of

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1% of the then outstanding shares of common stock; and
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the average weekly trading volume during the four calendar weeks preceding each such sale,

provided that at least six months has elapsed since such shares of common stock were acquired from us or any affiliate of ours and certain manner of sale, notice requirements and requirements as to availability of current public information about us are satisfied. Any person who is deemed to be our affiliate must also comply with such provisions of Rule 144 (other than the six-month holding period requirement) in order to sell shares of common stock which are not restricted securities (such as shares of common stock acquired by affiliates through purchases in the open market following this offering). A person who is not our affiliate, and who has not been our affiliate at any time during the 90 days preceding any sale, is entitled to sell shares of common stock (i) subject only to the requirements as to availability of current public information about us, provided that a period of at least six months has elapsed since the shares of common stock were acquired from us or any affiliate of ours, and (ii) without regard to any requirement of Rule 144, provided that at least one year has elapsed since the shares of common stock were acquired from us or any affiliate of ours.

Stock options and restricted stock

On October 31, 2014, we filed a Form S-8 registration statement under the Securities Act to register shares of our common stock issued or reserved for issuance under our 2014 Equity Incentive Plan. This Form S-8 registration statement became effective immediately upon filing, and shares covered by this Form S-8 registration statement are eligible for sale in the public markets, subject to vesting restrictions, the lock-up agreements described above and Rule 144 limitations applicable to affiliates.

Rule 701

In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchased shares from us in connection with a compensatory stock or option plan or other written agreement before the date on which we became a reporting company under the Exchange Act, or who purchased or purchase shares from us after that date upon the exercise of options granted before that date, are eligible to resell such shares in reliance upon Rule 144. If such person is not an affiliate, the sale may be made under Rule 144 without compliance with its minimum holding period or current public information requirements, but subject to the other Rule 144 restrictions. If such person is an affiliate, the sale may be made under Rule 144 without compliance with its minimum holding period requirements, but subject to the other Rule 144 restrictions.

Lock-up agreements

We, each of our executive officers and directors and the selling stockholders have agreed to certain restrictions on our ability to sell additional shares of our common stock for a period of 90 days after the date of this prospectus. Specifically, we, our executive officers and directors and the selling stockholders have agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock, without the prior written consent of J.P. Morgan Securities, LLC, Piper Jaffray & Co. and Jefferies LLC. The lock-up agreements provide exceptions for (a) sales to the underwriters in connection with this offering, (b) our sales in connection with existing incentive plans and (c) other customary exceptions. Upon the expiration of the lock-up period, substantially all of the shares subject to such lock-up restrictions will become eligible for sale, subject to the limitations discussed above.

Registration rights

Pursuant to the terms of a registration rights agreement, we will be required to use our reasonable best efforts to register under the Securities Act, under certain circumstances and subject to certain restrictions, resales of up to              shares of our common stock after this offering, or              shares of our common stock if the underwriters exercise in full their option to purchase additional shares. Any such shares registered for resale under any registration statement will be available for sale in the open market unless restrictions apply.

Underwriting

The selling stockholders are offering the shares of common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC, Piper Jaffray & Co. and Jefferies LLC are acting as joint book-running managers of the offering and as representatives of the underwriters. We and the selling stockholders have entered into an underwriting agreement with the underwriters dated                           , 2015. Subject to the terms and conditions of the underwriting agreement, the selling stockholders have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase from the selling stockholders, the number of shares of common stock listed next to its name in the following table:

Name	Number of shares

J.P. Morgan Securities LLC
Piper Jaffray & Co.
Jefferies LLC

Total	5,500,000

The underwriters are committed to purchase all the common shares offered by the selling stockholders if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the common shares directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $              per share. After the offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the U.S. may be made by affiliates of the underwriters. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

The underwriters have an option to buy up to 825,000 additional shares of common stock from the selling stockholders to cover sales of such shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional shares of common stock. If any shares are purchased with this option to purchase additional shares of common stock, the underwriters will purchase such shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to the selling stockholders per share of common stock. The underwriting fee is $              per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the selling stockholders assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

Paid by the selling stockholders
	Without exercise of option to purchase additional shares	With full exercise of option to purchase additional shares

Per share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees, legal and accounting expenses and transfer agent and registrar expenses, but excluding the underwriting discounts and commissions, will be approximately $0.5 million. We have agreed to pay for all of these expenses on behalf of the selling stockholders. We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $35,000. The underwriters have agreed to reimburse us for certain expenses incurred in connection with this offering.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives of the underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC, Piper Jaffray & Co. and Jefferies LLC for a period of 90 days after the date of this prospectus, other than the shares of our common stock to be sold hereunder and any shares of our common stock issued upon the exercise of options granted under our existing management incentive plans.

Our executive officers and directors and the selling stockholders have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 90 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities LLC, Piper Jaffray & Co. and Jefferies LLC, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including without limitation, common stock or such other securities which may be deemed to be beneficially owned by such executive officers, directors and selling stockholders in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock.

We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

Our common stock is listed on the NYSE under the symbol "BOOT."

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' option to purchase additional shares of our common stock referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares of our common stock, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through their option to purchase additional shares of our common stock. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives of the underwriters can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Selling restrictions

General

Other than in the U.S., no action has been taken by us or the underwriters that would permit a public offering of the shares offered by this prospectus in any jurisdiction where action for that purpose is required. The shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each Member State of the European Economic Area, each of which we refer to as a "Relevant Member State," no offer of shares may be made to the public in that Relevant Member State other than:

  (1)    to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (2)    to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the underwriters; or

  (3)    in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of shares shall require the Company or the representatives of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares being offered to a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined, or in circumstances in which the prior consent of the representatives of the underwriters has been obtained to each such proposed offer or resale.

The Company, the representatives of the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purposes of this provision, the expression "an offer to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State, the expression "Prospectus Directive" means Directive 2003/71/EC and amendments thereto, (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

In the United Kingdom, this prospectus is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are qualified investors (as defined in the Prospectus Directive) (1) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (2) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons").

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this prospectus or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this prospectus relates to may be made or taken exclusively by relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus or any of its contents.

Each underwriter has represented and agreed that:

  (1)    it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act) received by it in connection with the issue or sale of our common shares in circumstances in which Section 21(1) of the Financial Services and Markets Act does not apply to us; and

  (2)    it has complied and will comply with all applicable provisions of the Financial Services and Markets Act with respect to anything done by it in relation to our common shares in, from or otherwise involving the United Kingdom.

Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (1) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong, and any rules made thereunder, or (2) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issuance, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong, and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (2) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except: (i) to an institutional investor or to a relevant person, as defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (ii) where no consideration is or will be given for the transfer; (iii) where the transfer is by operation of law; (iv) as specified in Section 276(7) of the SFA; or (v) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Act of Japan, or the Financial Instruments and Exchange Law. Accordingly, the shares may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, the Company, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.

In relation to its use in the Dubai International Financial Centre, or DIFC, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the shares may not be offered or sold directly or indirectly to the public in the DIFC.

Australia

This prospectus:

  (1)    does not constitute a disclosure document under Chapter 6D.2 of the Corporations Act 2001 (Cth), which we refer to as the "Corporations Act";

  (2)    has not been, and will not be, lodged with the Australian Securities and Investments Commission, or ASIC, as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act; and

  (3)    may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares, you represent and warrant that you are an Exempt Investor.

As any offer of shares under this prospectus will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those shares for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares, you undertake that you will not, for a period of 12 months from the date of issue of the shares, offer, transfer, assign or otherwise alienate those shares to investors in Australia, except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Other relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. Each of the underwriters in this offering served as an underwriter in connection with our initial public offering and our February 2015 secondary offering. Furthermore, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Legal matters

The validity of the shares of common stock offered hereby will be passed upon for us and certain of the selling stockholders by Morgan, Lewis & Bockius LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cravath, Swaine & Moore LLP. Certain partners of Morgan, Lewis & Bockius LLP are limited partners in a partnership that is a limited partner of the Freeman Spogli & Co. investment fund that owns equity interests of us.

Experts

The consolidated financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended March 28, 2015, have been audited by Deloitte &

Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Where you can find more information

We have filed with the SEC a registration statement on Form S-1 (including exhibits, schedules and amendments) under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement. For further information about us and the shares of common stock to be sold in this offering, you should refer to the registration statement. Statements contained in this prospectus relating to the contents of any contract, agreement or other document are not necessarily complete, and, in each instance, we encourage you to read in its entirety the copy of the contract, agreement or other document filed as an exhibit to the registration statement. Whenever this prospectus refers to any contract, agreement or other document, you should refer to the exhibits that are a part of the registration statement for a copy of the contract, agreement or document.

You may read and copy all or any portion of the registration statement or any other information we file at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC's website (http://www.sec.gov).

We are subject to the information and periodic reporting requirements of the Exchange Act. Under the Exchange Act, we file annual, quarterly and current reports, as well as proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC's public reference room and the website of the SEC referred to above. We also maintain a website at www.bootbarn.com. You may access our periodic reports, proxy statements and other information free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Except as expressly stated herein, the information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our common stock. See "Incorporation of documents by reference."

Incorporation of documents by reference

We are "incorporating by reference" into this prospectus information from other documents that we have filed with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference herein is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.

We are incorporating by reference into this prospectus and the registration statement of which this prospectus is a part the following documents that we have filed with the SEC (excluding any portions of such documents that have not been "filed" for purposes of the Exchange Act):

•
our Annual Report on Form 10-K for the fiscal year ended March 28, 2015, as filed with the SEC on May 29, 2015;

•
our Current Report on From 8-K, as filed with the SEC on March 26, 2015;

•
our Current Report on From 8-K, as filed with the SEC on April 8, 2015;

•
our Current Report on From 8-K, as filed with the SEC on June 3, 2015;

•
our Current Report on From 8-K, as filed with the SEC on July 2, 2015; and

•
our Definitive Proxy Statement on Schedule 14A, as filed with the SEC on July 24, 2015.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

You may request, orally or in writing, a copy of any or all of the documents incorporated by reference herein. These documents will be provided to you at no cost, by contacting us at 15776 Laguna Canyon Road, Irvine, California, 92618, (949) 453-4400. In addition, copies of any or all of the documents incorporated by reference herein may be accessed at our website at www.investor.bootbarn.com. Other than the documents specifically set forth above, the information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our common stock.

Neither we, the selling stockholders, nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus or in any free writing prospectuses we have prepared. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

5,500,000 shares

Common stock

Prospectus

J.P. Morgan	Piper Jaffray	Jefferies

                                , 2015

Part II

Information not required in prospectus

Item 13.    Other expenses of issuance and distribution

The following table sets forth the fees and expenses (other than the underwriting discount) payable by us in connection with the sale of the securities being registered. All amounts are estimates except for the Securities and Exchange Commission, or SEC, registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee.

SEC registration fee	$22,777
FINRA filing fee	29,902
Accounting fees and expenses	150,000
Legal fees and expenses	200,000
Printing and engraving expenses	50,000
Transfer agent and registrar expenses	5,000
Miscellaneous	42,321

Total	$500,000

We have agreed to pay the expenses of the selling stockholders related to this offering as set forth above.

Item 14.    Indemnification of directors and officers

As permitted by Section 102 of the Delaware General Corporation Law, or DGCL, our amended and restated certificate of incorporation provides that, to the fullest extent permitted by Delaware law, no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Pursuant to Delaware law such protection would be unavailable for liability:

•
for any breach of a duty of loyalty to us or our stockholders;

•
for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•
for an act or omission for which the liability of a director is expressly provided by an applicable statute, including unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•
for any transaction from which the director derived an improper benefit.

Our amended and restated certificate of incorporation also provides that if Delaware law is amended after the approval by our stockholders of the amended and restated certificate of incorporation to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of our directors will be limited or eliminated to the fullest extent permitted by Delaware law.

Section 145 of the DGCL authorizes a corporation's board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents. Our amended and restated bylaws further provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law. The amended and restated bylaws also authorize us to indemnify any of our employees or agents and permit us to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.

In addition, our amended and restated bylaws provide that we are required to advance expenses to our directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the amended and restated bylaws are not exclusive.

The underwriters are obligated, under certain circumstances, pursuant to the underwriting agreement, a form of which is filed as Exhibit 1.1 hereto, to indemnify us and our directors and officers against certain liabilities under the Securities Act of 1933, as amended, or the Securities Act.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify and advance expenses to each director and executive officer to the fullest extent permitted by Delaware law, the amended and restated certificate of incorporation and amended and restated bylaws, for expenses such as, among other things, attorneys' fees, judgments, fines, and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action by or in our right, arising out of the person's services as our director or executive officer or as the director or executive officer of any subsidiary of ours or any other company or enterprise to which the person provides services at our request. We also maintain directors' and officers' liability insurance.

The SEC has taken the position that personal liability of directors for violation of the federal securities laws cannot be limited and that indemnification by us for any such violation is unenforceable. The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder's investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Item 15.    Recent sales of unregistered securities

Set forth below is information regarding securities sold by us within the past three years that were not registered under the Securities Act. All share and per share data gives effect to the 25-for-1 stock split of our common stock effected on October 27, 2014.

During the past three years, we have granted options to employees and directors under our 2011 Equity Incentive Plan to purchase an aggregate of 3,701,550 shares of our common stock at exercise prices ranging from $4.00 (subsequently reduced to $2.00 in connection with the special dividend that was paid to our stockholders on April 17, 2014) to $11.21 per share. During this period, none of these options were exercised. Immediately prior to the initial public offering of our common stock, we granted 30,313 shares of restricted stock to employees and directors under our 2014 Equity Incentive Plan. We were not subject to the reporting requirements of the Exchange Act at the time of issuance of any of these securities, and the amount of securities issued in any consecutive twelve-month period did not exceed $5.0 million and did not exceed the greater of 15% of our total assets or 15% of the outstanding amount of our common stock, each of which was greater than $1.0 million at the time of such issuances. Each of our 2011 Equity Incentive Plan and our 2014 Equity Incentive Plan, copies of which were delivered to each applicable recipient of these securities, constitutes a "written compensatory benefit plan." Accordingly, the issuance of these securities was deemed to be exempt from registration under the Securities Act in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer pursuant to benefit plans and contracts relating to compensation as provided under Rule 701.

On August 31, 2012, we issued 296,725 shares of our common stock to entities affiliated with the Hartford Financial Services Group for cash in the amount of $6.74 per share. These shares were issued to a limited number of investors, all of which had an existing relationship with us, and all of which had sufficient knowledge and experience in financial and business matters to make them capable of evaluating the merits and risks of the prospective investment. All investors had adequate access to information regarding the business and represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. There was no general solicitation of investors or advertising, and we did not pay or give, directly or indirectly, any commission or other remuneration, in connection with the offering of these shares. The certificates representing the securities contain a restrictive legend that prohibits transfers without registration or an applicable exemption. Accordingly, the issuance of these securities was deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act as transactions by an issuer not involving any public offering.

On June 9, 2014, we issued 1,000,000 shares of our common stock to the holders of common stock of Boot Barn Holding Corporation other than us in connection with the merger of Boot Barn Holding Corporation with and into us in the transaction that we refer to as the Reorganization. These shares were issued to a limited number of investors, all of which held shares of a wholly owned subsidiary holding company of ours that held all of the Boot Barn business, and all of which had sufficient knowledge and experience in financial and business matters to make them capable of evaluating the merits and risks of the prospective investment. The issued shares were exchanged on a pro rata basis for those subsidiary holding company shares, so the issued shares represented the same investment in the Boot Barn business already held by such investors, but in a different form. There was no general solicitation of investors or advertising, and we did not pay or give, directly or indirectly, any commission or other remuneration, in connection with the offering of these shares. The certificates representing the securities contain a restrictive legend that prohibits transfers without registration or an applicable exemption. Accordingly, the issuance of these securities was deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act as transactions by an issuer not involving any public offering.

Item 16.    Exhibit and financial statement schedules

(a)    Exhibits

Number		Description
1.1	*	Form of Underwriting Agreement

2.1	(8)	Merger Agreement, dated May 29, 2015, by and among Boot Barn, Inc., Rodeo Acquisition Corp., Sheplers Holding Corporation and Gryphon Partners III, L.P.

3.1	(2)	Second Amended and Restated Certificate of Incorporation of the Registrant

3.2	(4)	Amended and Restated Bylaws of the Registrant

Number		Description
3.3	(6)	Amendment to Amended and Restated Bylaws of the Registrant

4.1	(4)	Specimen Common Stock Certificate

4.2	(4)	Form of Registration Rights Agreement, by and among Boot Barn Holdings, Inc. and the stockholders listed therein

5.1	*	Opinion of Morgan, Lewis & Bockius LLP

10.1	†(4)	Boot Barn Holdings, Inc. 2014 Equity Incentive Plan

10.2	†(4)	Form of Restricted Stock Award Agreement under the Boot Barn Holdings, Inc. 2014 Equity Incentive Plan

10.3	†(4)	Form of Restricted Stock Award Agreement, by and between Boot Barn Holdings, Inc. and Brenda Morris

10.4	†(4)	Form of Stock Option Agreement, by and between Boot Barn Holdings, Inc. and James G. Conroy

10.5	†(4)	Boot Barn Holdings, Inc. 2011 Equity Incentive Plan

10.6	†(4)	Boot Barn Holdings, Inc. 2007 Stock Incentive Plan

10.7	†(7)	Amended and Restated Employment Agreement, dated April 7, 2015, by and between Boot Barn, Inc. and James G. Conroy.

10.8	†(4)	Continued Employment Agreement, dated January 2, 2014, by and between Boot Barn, Inc. and Paul Iacono

10.9	†(1)	Continued Employment Agreement, effective as of January 26, 2015, by and between Boot Barn, Inc. and Paul Iacono

10.10	†(4)	Employment Agreement, effective as of May 11, 2014, by and between Boot Barn, Inc. and Laurie Grijalva

10.11	†(2)	Letter Agreement, dated July 2, 2014, by and between Boot Barn, Inc. and Laurie Grijalva

10.12	†(1)	Employment Agreement, effective as of January 26, 2015, by and between Boot Barn, Inc. and Gregory V. Hackman

10.13	†(1)	Form of Stock Option Agreement, by and between Boot Barn Holdings, Inc. and Gregory V. Hackman

10.14	+(4)	Second Amended and Restated Revolving Credit and Security Agreement, dated May 31, 2013, by and among Boot Barn, Inc., Boot Barn Holdings, Inc., PNC Bank, National Association, and the lenders party thereto ("Prior Revolving Credit Agreement")

10.15	(4)	Trademark Security Agreement, dated May 31, 2013, by and between Baskins Acquisition Holdings, LLC and PNC Bank, National Association

10.16	+(4)	First Amendment to Prior Revolving Credit Agreement, dated September 23, 2013

10.17	+(4)	Second Amendment to Prior Revolving Credit Agreement, dated April 15, 2014

10.18	(3)	Third Amendment to Prior Revolving Credit Agreement, dated November 5, 2014

Number		Description
10.19	+(4)	Amended and Restated Term Loan and Security Agreement, dated April 15, 2014, by and among Golub Capital LLC, Boot Barn, Inc., Boot Barn Holdings, Inc. and the lenders party thereto ("Prior Term Loan Agreement")

10.20	(4)	Trademark Security Agreement, dated April 15, 2014, by and between Boot Barn, Inc. and Golub Capital LLC

10.21	(3)	First Amendment to Prior Term Loan Agreement, dated November 5, 2014

10.22	(4)	NSB Software as a Service Master Agreement, dated February 26, 2008, by and between Boot Barn, Inc. and NSB Retail Solutions Inc.

10.23	+(4)	Carrier Agreement P720025535-01, effective as of September 30, 2013, by and between Boot Barn, Inc. and United Parcel Service Inc., including all Addendums thereto

10.24	+(4)	Carrier Agreement P780025560-02, effective as of September 30, 2013, by and between Boot Barn, Inc. and United Parcel Service Inc., including all Addendums thereto

10.25	(4)	Form of Amended and Restated Indemnification Agreement

10.26	(4)	Lease, dated June 25, 2010, by and between Boot Barn, Inc. and The Irvine Company LLC, in respect to the Company's Irvine, California headquarters (the "Lease")

10.27	(4)	Preliminary Tenant Improvement Electrical Infrastructure prepared by H. Hendy Associates, dated May 24, 2010, as modified by Addendum A dated May 28, 2010 and by Addendum B dated June 1, 2010 (as referenced in Exhibit X to the Lease as the "Pricing Plan")

10.28	(4)	First Amendment to Lease, dated March 29, 2013, by and between Boot Barn, Inc. and The Irvine Company LLC, in respect to the Company's Irvine, California headquarters

10.29	(5)	Credit Agreement, dated February 23, 2015, by and among Boot Barn Holdings, Inc., Boot Barn, Inc., the lenders party thereto, Wells Fargo Bank, National Association, PNC Bank, National Association, Wells Fargo Securities, LLC and PNC Capital Markets LLC

10.30	(5)	Collateral Agreement, dated February 23, 2015, by and among Boot Barn Holdings, Inc., Boot Barn, Inc. and certain of its subsidiaries as grantors, in favor of Wells Fargo Bank, National Association

10.31	(5)	Guaranty Agreement, dated February 23, 2015, by and among Boot Barn, Inc., Boot Barn Holdings, Inc. and certain subsidiaries of Boot Barn Holdings, Inc., as guarantors, in favor of Wells Fargo Bank, National Association

10.32	(9)	Credit Agreement dated as of June 29, 2015, by and among Boot Barn Holdings, Inc., Boot Barn, Inc., GCI Capital Markets LLC, as Administrative Agent, Sole Lead Arranger, Sole Bookrunner and Syndication Agent, and the other Lenders named therein

10.33	(9)	Guaranty Agreement dated as of June 29, 2015 , by and among Boot Barn, Inc. as Borrower, Boot Barn Holdings, Inc. and certain Subsidiaries of Boot Barn Holdings, Inc. as Guarantors, in favor of GCI Capital Markets LLC, as Administrative Agent

10.34	+(9)	Collateral Agreement dated as of June 29, 2015, by and among Boot Barn Holdings, Inc., Boot Barn, Inc. and certain of its Subsidiaries as Grantors, in favor of GCI Capital Markets LLC, as Administrative Agent

Number		Description
10.35	(9)	Trademark Security Agreement dated as of June 29, 2015 by Sheplers, Inc., in favor of GCI Capital Markets LLC, as Administrative Agent

10.36	(9)	Trademark Security Agreement dated as of June 29, 2015 by Boot Barn, Inc., in favor of GCI Capital Markets LLC, as Administrative Agent

10.37	+(9)	Credit Agreement dated as of June 29, 2015, by and among the Boot Barn Holdings, Inc., Boot Barn, Inc., Sheplers Holding Corporation, Sheplers, Inc., Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and Issuing Lender, and Wells Fargo Bank, National Association, as Sole Lead Arranger and Sole Bookrunner, and the other Lenders named therein

10.38	(9)	Guaranty Agreement dated as of June 29, 2015 by and among Boot Barn, Inc. and Sheplers, Inc. as Borrowers, Boot Barn Holdings, Inc., Sheplers Holdings Corporation and certain of their Subsidiaries as Guarantors, in favor of Wells Fargo Bank, National Association, as Administrative Agent

10.39	+(9)	Collateral Agreement dated as of June 29, 2015, by and among Boot Barn Holdings, Inc., Boot Barn, Inc., Sheplers Holding Corporation, Sheplers, Inc. and certain of their Subsidiaries as Grantors, in favor of Wells Fargo Bank, National Association, as Administrative Agent

10.40	(9)	Trademark Security Agreement, dated as of June 29, 2015, by Sheplers, Inc., in favor of Wells Fargo Bank, National Association, as Administrative Agent

10.41	(9)	Trademark Security Agreement, dated as of June 29, 2015, by Boot Barn, Inc., in favor of Wells Fargo Bank, National Association, as Administrative Agent

21.1		List of Subsidiaries

23.1	*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)

23.2		Consent of Deloitte & Touche LLP

24.1		Powers of Attorney (included on signature page to this Registration Statement)

*      To be filed by amendment.

†      Indicates management contract or compensation plan.

+      Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment and the omitted portions have been filed separately with the SEC.

(1)
Incorporated by reference to our Current Report on Form 8-K filed on January 9, 2015.

(2)
Incorporated by reference to our Quarterly Report on Form 10-Q filed on December 9, 2014.

(3)
Incorporated by reference to our Current Report on Form 8-K filed on November 6, 2014.

(4)
Incorporated by reference to our Registration Statement on Form S-1, File No. 333-199008.

(5)
Incorporated by reference to our Registration Statement on Form S-1, File No. 333-202112.

(6)
Incorporated by reference to our Current Report on Form 8-K filed on March 26, 2015.

(7)
Incorporated by reference to our Current Report on Form 8-K filed on April 8, 2015.

(8)
Incorporated by reference to our Current Report on Form 8-K filed on June 3, 2015.

(9)
Incorporated by reference to our Current Report on Form 8-K filed on July 2, 2015.

(b)    Financial statement schedules

All schedules have been omitted because they are not required or because the required information is given in the financial statements or notes to those statements.

Item 17.    Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Irvine, State of California, on July 31, 2015.

BOOT BARN HOLDINGS, INC.
By:	/s/ JAMES G. CONROY James G. Conroy President, Chief Executive Officer and Director

Power of attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of James G. Conroy and Gregory V. Hackman as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by the registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ JAMES G. CONROY James G. Conroy	President, Chief Executive Officer and Director (Principal Executive Officer)	July 31, 2015
/s/ GREGORY V. HACKMAN Gregory V. Hackman	Chief Financial Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)	July 31, 2015
/s/ GREG BETTINELLI Greg Bettinelli	Director	July 31, 2015

Name	Title	Date

/s/ BRAD J. BRUTOCAO Brad J. Brutocao	Director	July 31, 2015
/s/ CHRISTIAN B. JOHNSON Christian B. Johnson	Director	July 31, 2015
/s/ BRENDA I. MORRIS Brenda I. Morris	Director	July 31, 2015
/s/ J. FREDERICK SIMMONS J. Frederick Simmons	Director	July 31, 2015
/s/ PETER STARRETT Peter Starrett	Director	July 31, 2015

Exhibit index

Number		Description
1.1	*	Form of Underwriting Agreement
2.1	(8)	Merger Agreement, dated May 29, 2015, by and among Boot Barn, Inc., Rodeo Acquisition Corp., Sheplers Holding Corporation and Gryphon Partners III, L.P.
3.1	(2)	Second Amended and Restated Certificate of Incorporation of the Registrant
3.2	(4)	Amended and Restated Bylaws of the Registrant
3.3	(6)	Amendment to Amended and Restated Bylaws of the Registrant
4.1	(4)	Specimen Common Stock Certificate
4.2	(4)	Form of Registration Rights Agreement, by and among Boot Barn Holdings, Inc. and the stockholders listed therein
5.1	*	Opinion of Morgan, Lewis & Bockius LLP
10.1	†(4)	Boot Barn Holdings, Inc. 2014 Equity Incentive Plan
10.2	†(4)	Form of Restricted Stock Award Agreement under the Boot Barn Holdings, Inc. 2014 Equity Incentive Plan
10.3	†(4)	Form of Restricted Stock Award Agreement, by and between Boot Barn Holdings, Inc. and Brenda Morris
10.4	†(4)	Form of Stock Option Agreement, by and between Boot Barn Holdings, Inc. and James G. Conroy
10.5	†(4)	Boot Barn Holdings, Inc. 2011 Equity Incentive Plan
10.6	†(4)	Boot Barn Holdings, Inc. 2007 Stock Incentive Plan
10.7	†(7)	Amended and Restated Employment Agreement, dated April 7, 2015, by and between Boot Barn, Inc. and James G. Conroy.
10.8	†(4)	Continued Employment Agreement, dated January 2, 2014, by and between Boot Barn, Inc. and Paul Iacono
10.9	†(1)	Continued Employment Agreement, effective as of January 26, 2015, by and between Boot Barn, Inc. and Paul Iacono
10.10	†(4)	Employment Agreement, effective as of May 11, 2014, by and between Boot Barn, Inc. and Laurie Grijalva
10.11	†(2)	Letter Agreement, dated July 2, 2014, by and between Boot Barn, Inc. and Laurie Grijalva
10.12	†(1)	Employment Agreement, effective as of January 26, 2015, by and between Boot Barn, Inc. and Gregory V. Hackman
10.13	†(1)	Form of Stock Option Agreement, by and between Boot Barn Holdings, Inc. and Gregory V. Hackman

Number		Description
10.14	+(4)	Second Amended and Restated Revolving Credit and Security Agreement, dated May 31, 2013, by and among Boot Barn, Inc., Boot Barn Holdings, Inc., PNC Bank, National Association, and the lenders party thereto ("Prior Revolving Credit Agreement")
10.15	(4)	Trademark Security Agreement, dated May 31, 2013, by and between Baskins Acquisition Holdings, LLC and PNC Bank, National Association
10.16	+(4)	First Amendment to Prior Revolving Credit Agreement, dated September 23, 2013
10.17	+(4)	Second Amendment to Prior Revolving Credit Agreement, dated April 15, 2014
10.18	(3)	Third Amendment to Prior Revolving Credit Agreement, dated November 5, 2014
10.19	+(4)
		Amended and Restated Term Loan and Security Agreement, dated April 15, 2014, by and among Golub Capital LLC, Boot Barn, Inc., Boot Barn Holdings, Inc. and the lenders party thereto ("Prior Term Loan Agreement")
10.20	(4)	Trademark Security Agreement, dated April 15, 2014, by and between Boot Barn, Inc. and Golub Capital LLC
10.21	(3)	First Amendment to Prior Term Loan Agreement, dated November 5, 2014
10.22	(4)	NSB Software as a Service Master Agreement, dated February 26, 2008, by and between Boot Barn, Inc. and NSB Retail Solutions Inc.
10.23	+(4)	Carrier Agreement P720025535-01, effective as of September 30, 2013, by and between Boot Barn, Inc. and United Parcel Service Inc., including all Addendums thereto
10.24	+(4)	Carrier Agreement P780025560-02, effective as of September 30, 2013, by and between Boot Barn, Inc. and United Parcel Service Inc., including all Addendums thereto
10.25	(4)	Form of Amended and Restated Indemnification Agreement
10.26	(4)	Lease, dated June 25, 2010, by and between Boot Barn, Inc. and The Irvine Company LLC, in respect to the Company's Irvine, California headquarters (the "Lease")
10.27	(4)
		Preliminary Tenant Improvement Electrical Infrastructure prepared by H. Hendy Associates, dated May 24, 2010, as modified by Addendum A dated May 28, 2010 and by Addendum B dated June 1, 2010 (as referenced in Exhibit X to the Lease as the "Pricing Plan")
10.28	(4)	First Amendment to Lease, dated March 29, 2013, by and between Boot Barn, Inc. and The Irvine Company LLC, in respect to the Company's Irvine, California headquarters
10.29	(5)
		Credit Agreement, dated February 23, 2015, by and among Boot Barn Holdings, Inc., Boot Barn, Inc., the lenders party thereto, Wells Fargo Bank, National Association, PNC Bank, National Association, Wells Fargo Securities, LLC and PNC Capital Markets LLC
10.30	(5)	Collateral Agreement, dated February 23, 2015, by and among Boot Barn Holdings, Inc., Boot Barn, Inc. and certain of its subsidiaries as grantors, in favor of Wells Fargo Bank, National Association
10.31	(5)
		Guaranty Agreement, dated February 23, 2015, by and among Boot Barn, Inc., Boot Barn Holdings, Inc. and certain subsidiaries of Boot Barn Holdings, Inc., as guarantors, in favor of Wells Fargo Bank, National Association

Number		Description
10.32	(9)	Credit Agreement dated as of June 29, 2015, by and among Boot Barn Holdings, Inc., Boot Barn, Inc., GCI Capital Markets LLC, as Administrative Agent, Sole Lead Arranger, Sole Bookrunner and Syndication Agent, and the other Lenders named therein
10.33	(9)
		Guaranty Agreement dated as of June 29, 2015 , by and among Boot Barn, Inc. as Borrower, Boot Barn Holdings, Inc. and certain Subsidiaries of Boot Barn Holdings, Inc. as Guarantors, in favor of GCI Capital Markets LLC, as Administrative Agent
10.34	+(9)
		Collateral Agreement dated as of June 29, 2015, by and among Boot Barn Holdings, Inc., Boot Barn, Inc. and certain of its Subsidiaries as Grantors, in favor of GCI Capital Markets LLC, as Administrative Agent
10.35	(9)	Trademark Security Agreement dated as of June 29, 2015 by Sheplers, Inc., in favor of GCI Capital Markets LLC, as Administrative Agent
10.36	(9)	Trademark Security Agreement dated as of June 29, 2015 by Boot Barn, Inc., in favor of GCI Capital Markets LLC, as Administrative Agent
10.37	+(9)
		Credit Agreement dated as of June 29, 2015, by and among the Boot Barn Holdings, Inc., Boot Barn, Inc., Sheplers Holding Corporation, Sheplers, Inc., Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and Issuing Lender, and Wells Fargo Bank, National Association, as Sole Lead Arranger and Sole Bookrunner, and the other Lenders named therein
10.38	(9)
		Guaranty Agreement dated as of June 29, 2015 by and among Boot Barn, Inc. and Sheplers, Inc. as Borrowers, Boot Barn Holdings, Inc., Sheplers Holdings Corporation and certain of their Subsidiaries as Guarantors, in favor of Wells Fargo Bank, National Association, as Administrative Agent
10.39	+(9)
		Collateral Agreement dated as of June 29, 2015, by and among Boot Barn Holdings, Inc., Boot Barn, Inc., Sheplers Holding Corporation, Sheplers, Inc. and certain of their Subsidiaries as Grantors, in favor of Wells Fargo Bank, National Association, as Administrative Agent
10.40	(9)	Trademark Security Agreement, dated as of June 29, 2015, by Sheplers, Inc., in favor of Wells Fargo Bank, National Association, as Administrative Agent
10.41	(9)	Trademark Security Agreement, dated as of June 29, 2015, by Boot Barn, Inc., in favor of Wells Fargo Bank, National Association, as Administrative Agent
21.1		List of Subsidiaries
23.1	*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)
23.2		Consent of Deloitte & Touche LLP
24.1		Powers of Attorney (included on signature page to this Registration Statement)

*      To be filed by amendment.

†      Indicates management contract or compensation plan.

+      Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment and the omitted portions have been filed separately with the SEC.

(1)    Incorporated by reference to our Current Report on Form 8-K filed on January 9, 2015.

(2)    Incorporated by reference to our Quarterly Report on Form 10-Q filed on December 9, 2014.

(3)    Incorporated by reference to our Current Report on Form 8-K filed on November 6, 2014.

(4)   Incorporated by reference to our Registration Statement on Form S-1, File No. 333-199008.

(5)    Incorporated by reference to our Registration Statement on Form S-1, File No. 333-202112.

(6)   Incorporated by reference to our Current Report on Form 8-K filed on March 26, 2015.

(7)    Incorporated by reference to our Current Report on Form 8-K filed on April 8, 2015.

(8)   Incorporated by reference to our Current Report on Form 8-K filed on June 3, 2015.

(9)   Incorporated by reference to our Current Report on Form 8-K filed on July 2, 2015.